EXHIBIT 10.116

DEED OF TRUST, SECURITY AGREEMENT AND FIXTURE FILING RELATING TO

US PARK SERVICE BUILDING

RECORDING REQUESTED BY

AND WHEN RECORDED

RETURN TO:

Gary York, Esq.

Baker & Hostetler LLP 333 S.

Grand Avenue Suite 1800

Los Angeles, CA 90071

THIS DEED OF TRUST IS A REFINANCE OF THE DEED OF TRUST RECORDED APRIL 28, 2000 AS INSTRUMENT NO. 41393, AS SUPPLEMENTED BY DOCUMENTS RECORDED APRIL 2, 2002 AND JULY 31, 2002 AS INSTRUMENT NOS. 37606 AND 88938, RESPECTIVELY, ON WHICH RECORDATION TAX HAS BEEN PREVIOUSLY PAID. PURSUANT TO THE PROVISIONS OF SECTION 42-1103(a)(3) OF THE DISTRICT OF COLUMBIA CODE, THIS DEED OF TRUST IS EXEMPT FROM RECORDATION TAX TO THE EXTENT OF $66,378,815.00.

DEED OF TRUST, SECURITY AGREEMENT AND FIXTURE FILING

BY 1201 EYE STREET, N.W. ASSOCIATES LLC, a Delaware limited liability company

(successor by merger to 1215 Eye Street, N.W. Associates Limited Partnership),

as Grantor

TO NEIL S. KESSLER,

as Trustee

for the benefit of

METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation,

as Beneficiary

October 24, 2002

TABLE OF CONTENTS

ARTICLE 1 – GRANT OF SECURITY		3

1.1	REAL PROPERTY GRANT	3

1.2	PERSONAL PROPERTY GRANT	4

1.3	CONDITIONS TO GRANT	5

1.4	ADDITIONAL ADVANCES	5

ARTICLE 2 GRANTOR COVENANTS		5

2.1	DUE AUTHORIZATION, EXECUTION, AND DELIVERY	5

2.2	PERFORMANCE BY GRANTOR	6

2.3	WARRANTY OF TITLE	6

2.4	TAXES, LIENS AND OTHER CHARGES	6

2.5	ESCROW DEPOSITS	7

2.6	CARE AND USE OF THE PROPERTY	7

2.7	COLLATERAL SECURITY INSTRUMENTS	9

2.8	SUITS AND OTHER ACTS TO PROTECT THE PROPERTY	9

2.9	LIENS AND ENCUMBRANCES	9

ARTICLE 3 – INSURANCE		9

3.1	REQUIRED INSURANCE AND TERMS OF INSURANCE POLICIES	9

3.2	ADJUSTMENT OF CLAIMS	12

3.3	ASSIGNMENT TO BENEFICIARY	12

ARTICLE 4 – BOOKS, RECORDS AND ACCOUNTS		12

4.1	BOOKS AND RECORDS	12

4.2	ADDITIONAL MATTERS	13

ARTICLE 5 – LEASES AND OTHER AGREEMENTS AFFECTING THE PROPERTY		13

5.1	GRANTOR’S REPRESENTATIONS AND WARRANTIES	13

5.2	ASSIGNMENT OF LEASES	14

5.3	PERFORMANCE OF OBLIGATIONS	14

5.4	SUBORDINATE LEASES	15

5.5	MANAGEMENT FEES	15

ARTICLE 6 – ENVIRONMENTAL HAZARDS		15

6.1	REPRESENTATIONS AND WARRANTIES	15

6.2	REMEDIAL WORK	16

6.3	ENVIRONMENTAL SITE ASSESSMENT	16

6.4	UNSECURED OBLIGATIONS	16

6.5	HAZARDOUS MATERIALS	17

6.6	REQUIREMENTS OF ENVIRONMENTAL LAWS	17

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ARTICLE 7 – CASUALTY, CONDEMNATION AND RESTORATION		18

7.1	GRANTOR’S REPRESENTATIONS	18

7.2	RESTORATION	18

7.3	CONDEMNATION	19

7.4	REQUIREMENTS FOR RESTORATION	20

ARTICLE 8 – REPRESENTATIONS OF GRANTOR		21

8.1	ERISA	21

8.2	NON-RELATIONSHIP	21

8.3	NO ADVERSE CHANGE	21

8.4	FOREIGN INVESTOR	22

ARTICLE 9 – EXCULPATION AND LIABILITY		22

9.1	LIABILITY OF GRANTOR	22

ARTICLE 10 – CHANGE IN OWNERSHIP, CONVEYANCE OF PROPERTY		23

10.1	CONVEYANCE OF PROPERTY, CHANGE IN OWNERSHIP AND COMPOSITION	23

10.2	PROHIBITION ON SUBORDINATE FINANCING	25

10.3	RESTRICTIONS ON ADDITIONAL OBLIGATIONS	25

10.4	STATEMENTS REGARDING OWNERSHIP	25

ARTICLE 11 – DEFAULTS AND REMEDIES		26

11.1	EVENTS OF DEFAULT	26

11.2	REMEDIES UPON DEFAULT	27

11.3	APPLICATION OF PROCEEDS OF SALE	28

11.4	WAIVER OF JURY TRIAL	28

11.5	BENEFICIARY’S RIGHT TO PERFORM GRANTOR'S OBLIGATIONS	28

11.6	BENEFICIARY REIMBURSEMENT	28

11.7	FEES AND EXPENSES	28

11.8	WAIVER OF CONSEQUENTIAL DAMAGES	28

11.9	INDEMNIFICATION OF TRUSTEE	29

11.10	ACTIONS BY TRUSTEE	29

11.11	SUBSTITUTION OF TRUSTEE	29

11.12	NO REINSTATEMENT	29

11.13	WAIVER RELATING TO REMEDIES	29

ARTICLE 12 – GRANTOR AGREEMENTS AND FURTHER ASSURANCES		29

12.1	PARTICIPATION AND SALE OF LOAN	29

12.2	REPLACEMENT OF NOTE	30

12.3	GRANTOR’S ESTOPPEL	30

12.4	FURTHER ASSURANCES	30

12.5	SUBROGATION	31

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ARTICLE 13 – SECURITY AGREEMENT		31

13.1	SECURITY AGREEMENT	31

13.2	REPRESENTATIONS AND WARRANTIES	31

13.3	CHARACTERIZATION OF PROPERTY	31

13.4	PROTECTION AGAINST PURCHASE MONEY SECURITY INTERESTS	31

ARTICLE 14 – MISCELLANEOUS COVENANTS		32

14.1	NO WAIVER	32

14.2	NOTICES	32

14.3	HEIRS AND ASSIGNS; TERMINOLOGY	33

14.4	SEVERABILITY	33

14.5	APPLICABLE LAW	33

14.6	CAPTIONS	33

14.7	TIME OF THE ESSENCE	33

14.8	NO MERGER	33

14.9	NO MODIFICATIONS	33

14.10	COUNTERPARTS	33

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DEED OF TRUST, SECURITY AGREEMENT AND FIXTURE FILING

DEFINED TERMS

Execution Date: October 24, 2002

Note: The Promissory Note dated as of the Execution Date made by Grantor to the order of Beneficiary in the principal amount of $67,560,500.00.

Beneficiary & Address:

Metropolitan Life Insurance Company, a New York corporation

10 park Avenue, Third Floor

Morristown, New Jersey 07962

Attention: Senior Vice President, Real Estate Investments

With a copy to:

Metropolitan Life Insurance Company

One Madison Avenue, Sixth Floor

New York, New York 10010

Attention: Law Department, Chief of Counsel, Real Estate Investments

Grantor & Address (Chief Executive Office):

1201 Eye Street, N.W. Associates LLC, a Delaware limited liability company

(successor by merger to 1215 Eye Street, N.W. Associates Limited Partnership)

c/o Beacon Capital Partners, LLC

One Federal Street, 26th Floor

Boston, Massachusetts 02110

Attention: General Counsel

With a copy to:

Goulston & Storrs

400 Atlantic Avenue

Boston, Massachusetts 02110-3333

Attention: Jordan P. Krasnow, Esq.

Trustee & Address:

Neil S. Kessler

1111 East Main Street, Suite 2300

Richmond, Virginia 23219

Liable Parties & Address:

Beacon Capital Strategic Partners II, L.P., a Delaware limited partnership

c/o Beacon Capital Partners, LLC

One Federal Street, 26th Floor

Boston, Massachusetts 02110

Attention: General Counsel

County and State (the “State”) in which the Property is located: Washington, District of Columbia

Use: Class A office building with related first-class retail facilities and an underground parking garage.

Insurance: Commercial General Liability: Required Liability Limit: $50,000,000.00

Address for Insurance Notification:

Metropolitan Life Insurance Company

1 MetLife Plaza

27-01 Queens Plaza North

Long Island City, New York 11101

Attn: Risk Management – Area 7C

Loan Documents: The Note, this Deed of Trust and any other documents related to the Note and/or this Deed of Trust (except the Indemnity Agreement and the Guaranty) and all renewals, amendments, modifications, restatements and extensions of these documents.

Indemnity Agreement: Unsecured Indemnity Agreement dated as of the Execution Date and executed by Grantor and Liable Parties in favor of Beneficiary.

Guaranty: Guaranty of Recourse Obligations dated as of the Execution Date and executed by Liable Parties.

The Indemnity Agreement and the Guaranty are not Loan Documents and shall survive repayment of the Loan or other termination of the Loan Documents.

THIS DEED OF TRUST, SECURITY AGREEMENT AND FIXTURE FILING (this “Deed of Trust”) is entered into as of the Execution Date by Grantor to Trustee for the benefit of Beneficiary with reference to the following Recitals:

RECITALS

A. This Deed of Trust secures: (1) the payment of the indebtedness evidenced by the Note with interest at the rates set forth in the Note, together with all renewals, modifications, consolidations and extensions of the Note, all additional advances or fundings made by Beneficiary, and any other amounts required to be paid by Grantor under any of the Loan Documents (collectively, the “Secured Indebtedness” and sometimes referred to as the “Loan”) and (2) the full performance by Grantor of all of the terms, covenants and obligations set forth in any of the Loan Documents.

B. Grantor makes the following covenants and agreements for the benefit of Beneficiary or any party designated by Beneficiary, including any prospective purchaser of the Loan Documents or participant in the Loan, and their respective officers, employees, agents, attorneys, representatives and contractors (all of which are collectively referred to as “Beneficiary”) and Trustee.

NOW, THEREFORE, IN CONSIDERATION of the Recitals and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Grantor agrees as follows:

ARTICLE 1

GRANT OF SECURITY

1.1 REAL PROPERTY GRANT. In order to secure the Secured Indebtedness and the full performance by Grantor of all of the terms, covenants and obligations set forth in any of the Loan Documents, Grantor irrevocably sells, transfers, grants, conveys, assigns and warrants to Trustee, its successors and assigns, in trust, with power of sale and right of entry and possession, all of Grantor’s present and future estate, right, title and interest in and to the following which are collectively referred to as the “Real Property”:

(a) That certain real property located in the State which is more particularly described in Exhibit A attached to this Deed of Trust or any portion of the real property; all easements, rights-of-way, gaps, strips and gores of land; streets and alleys; sewers and water rights; privileges, licenses, tenements, and appurtenances appertaining to the real property, and the reversion(s), remainder(s), and claims of Grantor with respect to these items, and the benefits of any existing or future conditions, covenants and restrictions affecting the real property (collectively, the “Land”);

(b) All things now or hereafter affixed to or placed on the Land, including all buildings, structures and improvements, all fixtures and all machinery, elevators, boilers, building service* equipment (including, without limitation, all equipment for the generation or distribution of air, water, heat, electricity, light, fuel or for ventilating or air conditioning purposes or for sanitary or drainage purposes or for the removal of dust, refuse or garbage), partitions, appliances, furniture, furnishings, building materials, supplies, computers and software, window coverings and floor coverings, lobby furnishings, and other property now or in the future attached, or installed in the improvements and all replacements, repairs, additions, or substitutions to these items (collectively, the “improvements”);

(c) All present and future income, rents, revenue, profits, proceeds, accounts receivables and other benefits from the Land and/or Improvements and all deposits made with respect to the Land and/or Improvements, including, but not limited to, any security given to utility companies by Grantor, any advance payment of real estate taxes or assessments, or insurance premiums made by Grantor and all claims or demands relating to such deposits and other security, including claims for refunds of tax payments or assessments, and all insurance proceeds payable to Grantor in connection with the Land and/or Improvements whether or not such insurance coverage is specifically required under the terms of this Deed of Trust (“Insurance Proceeds”) (all of the items set forth in this paragraph are referred to collectively as “Rents and Profits”);

(d) All damages, payments and revenue of every kind that Grantor may be entitled to receive, from any person owning or acquiring a right to the oil, gas or mineral rights and reservations of the Land;

(e) All proceeds and claims arising on account of any damage to, or Condemnation (as hereinafter defined) of any part of the Land and/or Improvements, and all causes of action and recoveries for any diminution in the value of the Land and/or Improvements;

(f) All licenses, contracts, management agreements, guaranties, warranties, franchise agreements, permits, or certificates relating to the ownership, use, operation or maintenance of the Land and/or Improvements; and

(g) All names by which the Land and/or Improvements may be operated or known, and all rights to carry on business under those names, and all trademarks, trade names, and goodwill relating to the Land and/or Improvements.

TO HAVE AND TO HOLD the Real Property, unto Trustee, its successors and assigns, in trust, for the benefit of Beneficiary, its successors and assigns, forever subject to the terms, covenants and conditions of this Deed of Trust.

1.2 PERSONAL PROPERTY GRANT. Grantor irrevocably sells, transfers, grants, conveys, assigns and warrants to Beneficiary, its successors and assigns, a security interest in Grantor’s interest in the following personal property which is collectively referred to as the “Personal Property”:

(a) Any portion of the Real Property which may be personal property, and all other personal property, whether now existing or acquired in the future which is attached to, appurtenant to, or used in the construction or operation of, or in connection with, the Real Property;

(b) All rights to the use of water, including water rights appurtenant to the Real Property, pumping plants, ditches for irrigation, all water stock or other evidence of ownership of any part of the Real Property that is owned by Grantor in common with others and all documents of membership in any owner’s association or similar group;

(c) All plans and specifications prepared for construction of the Improvements; and all contracts and agreements of Grantor relating to the plans and specifications or to the construction of the Improvements;

(d) All equipment, machinery, fixtures, goods, accounts, general intangibles, promissory notes, letter of credit rights, investment property, commercial tort claims, deposit accounts,

documents, instruments and chattel paper and all substitutions, replacements of, and additions to, any of these items;

(e) All sales agreements, deposits, escrow agreements, other documents and agreements entered into with respect to the sale of any part of the Real Property, and all proceeds of the sale; and

(f) All proceeds from the voluntary or involuntary disposition or claim respecting any of the foregoing items (including judgments, condemnation awards or otherwise).

All of the Real Property and the Personal Property are collectively referred to as the “Property.”

1.3 CONDITIONS TO GRANT. If Grantor shall pay to Beneficiary the Secured Indebtedness, at the times and in the manner stipulated in the Loan Documents, and if Grantor shall perform and observe each of the terms, covenants and agreements set forth in the Loan Documents, then this Deed of Trust and all the rights granted by this Deed of Trust shall be released by Trustee and/or Beneficiary in accordance with the laws of the State.

1.4. ADDITIONAL ADVANCES. Until this Deed of Trust is released of record, Beneficiary may make additional loans, advances, readvances, future advances and other financial accommodations pursuant to the terms of the Note or other Loan Documents from time to time, but the maximum unpaid balance outstanding at any one time shall not exceed the principal amount of the Note set forth in the “Defined Terms” section of this Deed of Trust, plus interest thereon, and plus any advances made for taxes, liens, assessments, insurance premiums, costs, and other obligations, including interest thereon, undertaken by Beneficiary hereunder or under the other Loan Documents, and all such advances, future advances and readvances shall become part of the indebtedness secured by this Deed of Trust with the same priority from the date of recordation of this Deed of Trust and shall be deemed evidenced by the Note, this Deed of Trust and the other Loan Documents.

ARTICLE 2

GRANTOR COVENANTS

2.1 DUE AUTHORIZATION, EXECUTION, AND DELIVERY.

(a) Grantor represents and warrants that the execution of the Loan Documents and the Indemnity Agreement have been duly authorized and there is no provision in the organizational documents of Grantor requiring further consent for such action by any other entity or person.

(b) Grantor represents and warrants that it is duly organized, validly existing and is in good standing under the laws of the state of its formation and in the State, that its exact legal name, the state of its formation and the state of its chief executive office (or place of business, if it has only one place of business) are correctly stated in the Defined Terms, and that it has all necessary licenses, authorizations, registrations, permits and/or approvals to own its properties and to carry on its business as presently conducted.

(c) Grantor represents and warrants that the execution, delivery and performance of the Loan Documents and the Indemnity Agreement will not result in Grantor being in default under any provision of its organizational documents or of any deed of trust, mortgage, lease, credit or other agreement to which it is a party or which affects it or the Property.

(d) Grantor represents and warrants that the Loan Documents and the Indemnity Agreement have been duly authorized, executed and delivered by Grantor and constitute valid and binding obligations of Grantor which are enforceable in accordance with their terms.

(e) Grantor agrees that it will not change the state where it or its chief executive office (or place of business, if it has only one place of business) is located, or change its name, without providing at least thirty (30) days’ prior written notice to Beneficiary.

2.2 PERFORMANCE BY GRANTOR. Grantor shall pay the Secured Indebtedness to Beneficiary and shall keep and perform each and every other obligation, covenant and agreement of the Loan Documents.

2.3 WARRANTY OF TITLE.

(a) Grantor represents and warrants that it holds marketable and indefeasible fee simple absolute title to the Real Property, and that it has the right and is lawfully authorized to sell, convey or encumber the Property subject only to those specific exceptions to title recorded in the real estate records of the State and contained in Schedule-B of the title insurance policy or policies which have been approved by Beneficiary. (the “Permitted Exceptions”). The Property is free from all due and unpaid taxes, assessments and mechanics’ and materialmen’s liens.

(b) Grantor further covenants to warrant and forever defend the Real Property unto Beneficiary and Trustee, and their respective heirs, devisees, personal representatives and assigns, from and against the claims and demands of all persons whomsoever.

2.4 TAXES, LIENS AND OTHER CHARGES.

(a) Unless otherwise paid to Beneficiary as provided in Section 2.5, Grantor shall pay all real estate and other taxes and assessments which may be payable, assessed, levied, imposed upon or become a lien on or against any portion of the Property (all of the foregoing items are collectively referred to as the “imposition(s)”). The Impositions shall be paid not later than ten (10) days before the dates on which the particular Imposition would become delinquent and Grantor shall produce to Beneficiary receipts of the imposing authority, or other evidence reasonably satisfactory to Beneficiary, evidencing the payment of the Imposition in full. If Grantor elects by appropriate legal action to contest any Imposition, Grantor shall first deposit cash with Beneficiary as a reserve in an amount which Beneficiary determines is sufficient to pay the Imposition plus all fines, interest, penalties and costs which may become due pending the determination of the contest. If Grantor deposits this sum with Beneficiary, Grantor shall not be required to pay the Imposition provided that the contest operates to prevent enforcement or collection of the Imposition, or the sale or forfeiture of, the Property, and is prosecuted with due diligence and continuity. Upon termination of any proceeding or contest, Grantor shall pay the amount of the Imposition as finally determined in the proceeding or contest Provided that there is not then an Event of Default (as defined in Section 11.1), the monies which have been deposited with Beneficiary pursuant to this Section shall be applied toward such payment and the excess, if any, shall be returned to Grantor.

(b) In the event of the passage, after the Execution Date, of any law which deducts from the value of the Property, for the purposes of taxation, any lien or security interest encumbering the Property, or changing in any way the existing laws regarding the taxation of mortgages, deeds of trust and/or security agreements or debts secured by these instruments, or changing the manner for the collection of any such taxes, and the law has the effect of imposing payment of any Impositions upon Beneficiary, at Beneficiary’s option, the Secured Indebtedness shall immediately become due and payable. Notwithstanding the preceding sentence, Beneficiary’s election to accelerate the Loan shall not be effective if (1) Grantor is permitted by law (including, without limitation, applicable interest rate laws) to, and actually does, pay the Imposition or the increased portion of the Imposition and (2) Grantor agrees in writing to pay or reimburse Beneficiary in accordance with Section 11.6 for the payment of any such Imposition which becomes payable at any time when the Loan is outstanding.

2.5 ESCROW DEPOSITS. Without limiting the effect of Section 2.4 and Section 3.1, Grantor shall pay to Beneficiary monthly on the same date the monthly installment is payable under the Note, an amount equal to  1/12th of the amounts Beneficiary reasonably estimates are necessary to pay, on an annualized basis, (1) all Impositions and (2) the premiums for the insurance policies required under this Deed of Trust (collectively the “Premiums”) until such time as Grantor has deposited an amount equal to the annual charges for these items and on demand, from time to time, shall pay to Beneficiary any additional amounts necessary to pay the Premiums and Impositions. Grantor will furnish to Beneficiary bills for Impositions and Premiums thirty (30) days before Impositions become delinquent and such Premiums become due for payment. No amounts paid as Impositions or Premiums shall be deemed to be trust funds and these funds may be commingled with the general funds of Beneficiary. Beneficiary shall not be required to pay interest to Grantor on account of these funds. If an Event of Default occurs, Beneficiary shall have the right, at its election, to apply any amounts held under this Section 2.5 in reduction of the Secured Indebtedness, or in payment of the Premiums or Impositions for which the amounts were deposited. However, with respect to deposits of Premiums, Grantor shall not be required to make these deposits unless (i) at any time Grantor fails to furnish to Beneficiary, not later than thirty (30) days before the dates on which any Premiums would become delinquent, receipts for the payment of the Premiums, or (ii) Grantor fails to provide, not later than thirty (30) days prior to expiration of any policy required under the Loan Documents, appropriate proof of issuance of a new policy which continues in force the insurance coverage of the expiring policy, or (iii) there is an Event of Default, or (iv) such deposits are required in connection with a securitization or participation of the Loan, or (v) Grantor no longer owns the Property, or (vi) there has been a change in Grantor or in the general partners, shareholders or members of Grantor or in the constituent general partners or controlling shareholders or controlling members of any of the entities comprising Grantor (other than transfers permitted under Section 10.1). In the event any of these events occur, Beneficiary reserves the right to require deposits of Premiums at any time in its absolute discretion notwithstanding the fact that the default may be cured, or that the transfer or change be approved by Beneficiary. In addition, with respect to deposits of Impositions, Grantor shall not be required to make these deposits unless (i) there is an Event of Default, or (ii) such deposits are required in connection with a securitization or participation of the Loan, or (iii) Grantor no longer owns the Property, or (iv) there has been a change in Grantor or in the general partners, shareholders or members of Grantor or in the constituent general partners or controlling shareholders or controlling members of any of the entities comprising Grantor (other than transfers permitted under Section 10.1). In the event any of these events occur, Beneficiary reserves the right to require deposits of Impositions at any time in its absolute discretion notwithstanding the fact that the default may be cured, or that the transfer or change be approved by Beneficiary.

2.6 CARE AND USE OF THE PROPERTY.

(a) Grantor represents and warrants to and agrees with Beneficiary as follows:

(i) All authorizations, licenses, including without limitation liquor licenses, if any, and operating permits required to allow the Improvements to be operated for the Use have been obtained, paid for and are in full force and effect.

(ii) The Improvements and their Use comply with (and no notices of violation have been received in connection with) all Requirements (as defined in this Section) and Grantor shall at all times comply with all present or future Requirements affecting or relating to the Property and/or the Use. Grantor shall furnish Beneficiary, on request, proof of compliance with the Requirements. Grantor shall not use or permit the use of the Property, or any part thereof, for any illegal purpose. “Requirements” shall mean all laws, ordinances, orders, covenants, conditions and restrictions and other requirements relating to land and building design and construction, use and maintenance, that may now or hereafter pertain to or affect the Property or any part of the Property or the Use, including, without limitation, planning, zoning, subdivision, environmental, air quality, flood hazard, fire safety, handicapped facilities, building, health, fire, traffic, safety, wetlands, coastal and other governmental or regulatory rules, laws, ordinances, statutes, codes and requirements applicable to the Property, including permits, licenses and/or certificates that may be necessary from time to time to comply with any of the these requirements.

(iii) Grantor has complied with and will continue to comply with all requirements of all instruments and agreements affecting the Property, whether or not of record, including without limitation all covenants and agreements by and between Grantor and any governmental or regulatory agency pertaining to the development, use or operation of the Property. Grantor, at its sole cost and expense, shall keep the Property in good order, condition, and repair, and make all necessary structural and non-structural, ordinary and extraordinary repairs to the Property.

(iv) Grantor shall abstain from, and not permit, the commission of waste to the Property and shall not remove or alter in any substantial manner, the structure or character of any Improvements without the prior written consent of Beneficiary.

(v) The zoning approval for the Property is not dependent upon the ownership or use of any property which is not encumbered by this Deed of Trust.

(vi) Construction of the Improvements on the Property is complete except for minor punchlist items which are in the process of being completed and which cost not more than $150,000.00 in the aggregate.

(vii) The Property is in good repair and condition, free of any material damage.

(b) Beneficiary shall have the right, at any time and from time to time during normal business hours, to enter the Property in order to ascertain Grantor’s compliance with the Loan Documents, to examine the condition of the Property, to perform an appraisal, to undertake surveying or engineering work, and to inspect premises occupied by tenants. Grantor shall cooperate with Beneficiary performing these inspections. Grantor shall pay all costs incurred by Beneficiary in connection with any such inspections.

(c) Grantor shall use, or cause to be used, the Property solely for the Use. Grantor shall not use, or permit the use of, the Property for any other use without the prior written consent of Beneficiary. To the extent the Property is used as a residential apartment complex, (i) Grantor shall not file or record a declaration of condominium, master deed of trust or mortgage or any other similar document evidencing the imposition of a so-called “condominium regime” whether superior or subordinate to this Deed of Trust and (ii) Grantor . shall not permit any part of the Property to be converted to, or operated as, a “cooperative apartment house” whereby the tenants or occupants participate in the ownership, management or control of any part of the Property.

(d) Without the prior written consent of Beneficiary, Grantor shall not (i) initiate or acquiesce in a change in the zoning classification of and/or restrictive covenants affecting the Property or seek any variance under existing zoning ordinances, (ii) take any action out of the ordinary course of operating and leasing the Property which may result in the Use becoming a non-conforming use under applicable zoning ordinances (except to the extent the Use may be such a legally permitted non-conforming use on the date hereof), or (iii) subject the Property to restrictive covenants.

(e) Grantor will faithfully perform each and every covenant to be performed by Grantor under any lien or encumbrance affecting the Property including, without limiting the generality hereof, mortgages, deeds of trust, leases, easements, declarations or covenants, conditions and/or restrictions and other agreements which affect the Property, in law or in equity.

2.7 COLLATERAL SECURITY INSTRUMENTS. Grantor covenants and agrees that if Beneficiary at any time holds additional security for any obligations secured by this Deed of Trust, it may enforce its rights and remedies with respect to the security, at its option, either before, concurrently or after a sale of the Property is made pursuant to the terms of this Deed of Trust. Beneficiary may apply the proceeds of the additional security to the Secured Indebtedness without affecting or waiving any right to any other security, including the security under this Deed of Trust, and without waiving any breach or default of Grantor under this Deed of Trust or any other Loan Document.

2.8 SUITS AND OTHER ACTS TO PROTECT THE PROPERTY.

(a) Grantor shall immediately notify Beneficiary of the commencement, or receipt of notice, of any action or proceeding or other material matter or claim affecting the Property and/or the interest of Beneficiary under the Loan Documents (collectively, “Actions”). Grantor shall appear in and defend any Actions.

(b) Beneficiary shall have the right, at the cost and expense of Grantor, to institute, maintain and participate in Actions or other proceedings and take such other action, as it may deem appropriate in the good faith exercise of its discretion to preserve or protect the Property and/or the interest of Beneficiary under the Loan Documents. Any money paid by Beneficiary under this Section shall be reimbursed to Beneficiary in accordance with Section 11.6 hereof.

2.9 LIENS AND ENCUMBRANCES. Without the prior written consent of Beneficiary, to be exercised in Beneficiary’s sole and absolute discretion, other than the Permitted Exceptions, Grantor shall not create, place or allow to remain any lien or encumbrance on the Property, including deeds of trust, mortgages, security interests, conditional sales, mechanic’s liens, tax liens or assessment liens regardless of whether or not they are subordinate to the lien created by this Deed of Trust (collectively, “Liens and Encumbrances”). If any Liens and Encumbrances (other than Permitted Exceptions) are recorded against the Property or any part of the Property, within thirty (30) days after receipt of notice of their existence Grantor shall either obtain a discharge and release of such Liens and Encumbrances, or shall provide a bond or other security with respect thereto in form, scope, and amount satisfactory to Beneficiary in its sole discretion.

ARTICLE 3 INSURANCE

3.1 REQUIRED INSURANCE AND TERMS OF INSURANCE POLICIES.

(a) During the term of this Deed of Trust, Grantor at its sole cost and expense must provide insurance policies and certificates of insurance satisfactory to Beneficiary as to amounts, types of coverage and the companies underwriting these coverages. In no event shall such policies be terminated or otherwise allowed to lapse. Grantor shall be responsible for its own deductibles. Grantor shall also pay for any insurance, or any increase of policy limits, not described in this Deed of Trust which Grantor requires for its own protection or for compliance with government statutes. Grantor’s insurance shall be primary and without contribution from any insurance procured by Beneficiary.

Policies of insurance shall be delivered to Beneficiary in accordance with the following requirements:

(i) All Risk Property insurance on the Improvements and the Personal Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of the Improvements and Personal Property, which for purposes of this Article 3 shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation and with a Replacement Cost Endorsement; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of $25,000; and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Property shall constitute non-conforming structures or uses. The Full Replacement Cost shall be determined from time to time by an appraiser or contractor designated and paid by Grantor and approved by Beneficiary, in the good faith exercise of its discretion or by an engineer or appraiser in the regular employ of the insurer.

(ii) Commercial General Liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined single limit of not less than the amount set forth in the Defined Terms; (B) to continue at not less than this limit until required to be changed by Beneficiary in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (a) premises and operations; (b) products and completed operations on an “if any” basis; (c) independent contractors; (d) blanket contractual liability for all written and oral contracts; and (e) contractual liability covering the indemnities contained in this Deed of Trust to the extent available.

(iii) Business Income insurance in an amount sufficient to prevent Grantor from becoming a co-insurer within the terms of the applicable policies, and sufficient to recover one (1) year’s “Business Income” (as hereinafter defined). The amount of such insurance shall be increased from time to time during the term of this Deed of Trust as and when new Leases and renewal Leases are entered into and rents payable increase or the annual estimate of gross income from occupancy increases to reflect such rental increases. “Business Income” shall mean the sum of (A) the total anticipated gross income from occupancy of the Property, (B) the amount of all charges (such as, but not limited to, operating expenses, insurance premiums and taxes) which are the obligation of tenants or occupants to Grantor, (C) the fair market rental value of any portion of the Property which is occupied by Grantor, and (D) any other amounts payable to Grantor or to any affiliate of Grantor pursuant to Leases.

(iv) If Beneficiary determines at any time that any part of the Property is located in an area identified on a Flood Hazard Boundary Map or Flood Insurance Rate Map issued by the Federal Emergency Management Agency as having special flood hazards and flood insurance has been made available, Grantor will maintain a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier, in an amount not less than the lesser of (A) the outstanding principal balance of the Loan or (B) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as amended.

(v) During the period of any construction or renovation or alteration of the Improvements, a so-called “Builder’s All Risk” insurance policy in non-reporting form for any Improvements under construction, renovation or alteration including, without limitation, for demolition and increased cost of construction or renovation, in an amount approved by Beneficiary, in the good faith exercise of its discretion, including an Occupancy endorsement and Worker’s Compensation Insurance covering all persons engaged in the construction, renovation or alteration in an amount at least equal to the minimum required by statutory limits of the State.

(vi) Workers’ Compensation insurance, subject to the statutory limits of the State, and employer’s liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease in the aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operations (if applicable).

(vii) Boiler & Machinery insurance covering the major components of the central heating, air conditioning and ventilating systems, boilers, other pressure vessels, high pressure piping and machinery, elevators and escalators, if any, and other similar equipment installed in the Improvements, in an amount equal to one hundred percent (100%) of the full replacement cost of all equipment installed in, on or at the Improvements. These policies shall insure against physical damage to and loss of occupancy and use of the Improvements arising out of an accident or breakdown.

(viii) Insurance from all losses, damages, costs, expenses, claims and liabilities related to or arising from acts of terrorism, of such types, in such amounts, with such deductibles, issued by such companies, and on such forms of insurance policies as required by Beneficiary. Such terrorism insurance may be in the form of a blanket insurance policy so long as the coverage is not less than $100,000,000.00 in the aggregate for all properties covered by such policy. In the event Grantor obtains terrorism insurance for the Property with a coverage in excess of $100,000,000.00, Beneficiary shall be named as a loss payee with respect to any such excess insurance.

(ix) Such other insurance as may from time to time be reasonably required by Beneficiary against other insurable hazards, including, but not limited to, vandalism, earthquake, sinkhole and mine subsidence (provided that earthquake insurance, if required, shall be subject to a deductible of $100,000.00).

(x) Beneficiary’s interest must be clearly stated by endorsement in the insurance policies described in this Section 3.1 as follows:

(A) The policies of insurance referenced in Subsections (a)(i), (a)(iii), (a)(iv), (a)(v) and (a)(vii) of this Section 3.1 shall identify Beneficiary under the Standard Mortgagee Clause (non-contributory) endorsement.

(B) The policies of insurance referenced in Subsections (a)(ii) and (a)(viii) of this Section 3.1 shall name Beneficiary as an additional insured.

(C) All of the policies referred to in Section 3.1 shall provide for at least thirty (30) days’ written notice to Beneficiary in the event of policy cancellation and/or material change.

(b) All the insurance companies must be authorized to do business in New York State and in the State and be approved by Beneficiary in the good faith exercise of its discretion. The insurance companies must have a general policy rating of A or better and a financial class of X or better by A.M. Best Company, Inc. and a claims paying ability of BBB or better according to Standard & Poor’s and if there are any Securities (as defined in Section 12.1(a)) issued with respect to the Loan which have been assigned a rating by a credit rating agency approved by Beneficiary (a “Rating Agency”), the insurance company shall have a claims paying ability rating by such Rating Agency equal to or greater than the rating of the highest class of the Securities. Grantor shall deliver evidence satisfactory to Beneficiary of payment of premiums due under the insurance policies.

(c) Certified copies of the policies, and any endorsements, shall be made available for inspection by Beneficiary upon request. If any policy is canceled before the Loan is satisfied, and Grantor fails to immediately procure replacement insurance, Beneficiary reserves the right but shall not have the obligation immediately to procure replacement insurance at Grantor’s cost.

(d) Grantor shall be required during the term of the Loan to continue to provide Beneficiary with original renewal policies or replacements of the insurance policies referenced in Section 3.1(a). Beneficiary may accept Certificates of Insurance evidencing insurance policies referenced in Subsections (a)(ii), (a)(iv), and (a)(vi) of this Section 3.1 instead of requiring the actual policies. Beneficiary shall be provided with renewal Certificates of Insurance, or Binders, not less than fifteen (15) days prior to each expiration. The failure of Grantor to maintain the insurance required under this Article 3 shall not constitute a waiver of Grantor’s obligation to fulfill these requirements.

(e) All binders, policies, endorsements, certificates, and cancellation notices are to be sent to the Address for Insurance Notification as set forth in the Defined Terms until changed by notice from Beneficiary.

3.2 ADJUSTMENT OF CLAIMS. Grantor hereby authorizes and empowers Beneficiary to settle, adjust or compromise any claims for damage to, or loss or destruction of, all or a portion of the Property, regardless of whether there are Insurance Proceeds available or whether any such Insurance Proceeds are sufficient in amount to fully compensate for such damage, loss or destruction. Notwithstanding the foregoing, so long as no Event of Default (or any event which with notice and/or the opportunity to cure would constitute an Event of Default) has occurred and is continuing, and so long as Beneficiary’s security shall not be impaired, (a) Grantor may settle any such claims involving less than $325,000.00 without the consent of Beneficiary, and (b) Grantor may negotiate for a settlement, adjustment or compromise of any such claims involving $325,000.00 or more provided that the final settlement shall be subject to the written approval of Beneficiary in its sole and absolute discretion.

3.3 ASSIGNMENT TO BENEFICIARY. In the event of the foreclosure of this Deed of Trust or other transfer of the title to the Property in extinguishment of the Secured Indebtedness, all right, title and interest of Grantor in and to any insurance policy, or premiums or payments in satisfaction of claims or any other rights under these insurance policies and any other insurance policies covering the Property shall pass to the transferee of the Property.

ARTICLE 4

BOOKS, RECORDS AND ACCOUNTS

4.1 BOOKS AND RECORDS. Grantor shall keep adequate books and records of account in accordance with generally accepted accounting principles (“GAAP”), or in accordance with other methods acceptable to Beneficiary in its sole discretion, consistently applied and furnish to Beneficiary:

(a) Annually certified rent rolls signed and dated by Grantor, detailing the names of all tenants of the Improvements, the portion of Improvements occupied by each tenant, the base rent and any other charges payable under each Lease (as defined in Section 5.2) and the term of each Lease, including the expiration date, and any other information as is reasonably required by Beneficiary, within thirty (30) days after the end of each fiscal year,

(b) A quarterly operating statement of the Property and year to date operating statements detailing the total revenues received, total expenses incurred, total cost of all capital improvements, total debt service and total cash flow, to be prepared and certified by Grantor in the form required by Beneficiary, and if available, any quarterly operating statement prepared by an independent certified public accountant, within thirty to sixty (30-60) days after the close of each fiscal quarter of Grantor;

(c) An annual balance sheet and profit and toss statement of Grantor in the form required by Beneficiary, prepared and certified by Grantor, or if required by Beneficiary, audited financial statements for Grantor and any Liable Parties prepared by an independent certified public accountant acceptable to Beneficiary within ninety (90) days after the close of each fiscal year of Grantor and the Liable Parties, as the case may be; and

(d) An annual operating budget presented on a monthly basis consistent with the annual operating statement described above for the Property including cash flow projections for the upcoming year and all proposed capital replacements and improvements at least fifteen (15) days prior to the start of each calendar year.

Notwithstanding the foregoing, the financial statements for Liable Parties to be provided pursuant to Section 4.1(c) do not need to be in accordance with GAAP, provided they are in accordance with the accounting method used in the financial statements of Liable Parties submitted to Beneficiary in connection with the application for the Loan.

4.2 ADDITIONAL MATTERS.

(a) Grantor shall furnish Beneficiary with such other additional financial or management information (including State and Federal tax returns) as may, from time to time, be reasonably required by Beneficiary or the rating agencies in form and substance satisfactory to Beneficiary or the rating agencies.

(b) Grantor shall furnish Beneficiary and its agents convenient facilities for the examination and audit of any such books and records.

(c) Beneficiary and its representatives shall have the right upon prior written notice to examine and audit the records, books, management and other papers of Grantor and its affiliates or of any guarantor or indemnitor which reflect upon their financial condition and/or the income, expenses and operations of the Property, at the Property or at any office regularly maintained by Grantor, its affiliates or any guarantor or indemnitor where the books and records are located. Beneficiary shall have the right upon notice to make copies and extracts from the foregoing records and other papers.

ARTICLE 5

LEASES AND OTHER AGREEMENTS AFFECTING THE PROPERTY

5.1 GRANTOR’S REPRESENTATIONS AND WARRANTIES. Grantor represents and warrants to Trustee and Beneficiary as follows:

(a) There are no leases or occupancy agreements affecting the Property except those leases and amendments listed on Exhibit B to the Assignment of Leases and Grantor has delivered to Beneficiary true, correct and complete copies of all existing leases, including amendments (collectively, “Existing Leases”) and all guaranties and amendments of guaranties given in connection with the Existing Leases (the “Guaranties”).

(b) There are no material defaults by Grantor under the Existing Leases or Guaranties and, to the best knowledge of Grantor, except as may have been disclosed to Beneficiary in the tenant estoppel certificates delivered to Beneficiary in connection with the Loan, there are no material defaults by any tenants under the Existing Leases or any guarantors under the Guaranties. The Existing Leases and the Guaranties are in full force and effect.

(c) To the best knowledge of Grantor, none of the tenants now occupying ten percent (10%) or more of the Property or having a current lease affecting ten percent (10%) or more of the Property is the subject of any bankruptcy, reorganization or insolvency proceeding or any other debtor-creditor proceeding.

(d) Except as specifically set forth in the Existing Leases, no Existing Leases may be amended, terminated or canceled unilaterally by a tenant and no tenant may be released from its obligations, except in the event of (i) material damage to, or destruction of, the Property or (ii) condemnation.

5.2 ASSIGNMENT OF LEASES. In order to further secure payment of the Secured Indebtedness and the performance of Grantor’s obligations under the Loan Documents, Grantor absolutely, presently and unconditionally grants, assigns and transfers to Beneficiary all of Grantor’s right, title, interest and estate in, to and under (i) all of the Existing Leases and Guaranties affecting the Property and (ii) all of the future leases, lease amendments, guaranties and amendments of guaranties and (iii) the Rents and Profits. Grantor acknowledges that it is permitted to collect the Rents and Profits pursuant to a revocable license unless and until an Event of Default occurs. The Existing Leases and Guaranties and all future leases, lease amendments, guaranties and amendments of guaranties are collectively referred to as the “Leases.”

5.3 PERFORMANCE OF OBLIGATIONS.

(a) Grantor shall perform all material obligations under any and all Leases. If any of the acts described in this Section are done without the written consent of Beneficiary, at the option of Beneficiary, they shall be of no force or effect and shall constitute a default under this Deed of Trust.

(b) Upon request of Beneficiary, Grantor agrees to furnish Beneficiary executed copies of all future Leases entered into which affect the Property.

(c) Grantor shall not, without the express written consent of Beneficiary, (i) enter into or extend any Lease unless the Lease complies with the Leasing Guidelines which are attached to this Deed of Trust as Exhibit B (provided, however, that the foregoing shall not prohibit Grantor from allowing the extension of any Leases pursuant to any extension options existing under the Existing Leases or Leases hereafter entered into in accordance with the terms hereof), or (ii) cancel or terminate any Leases or accept a surrender of any Leases except in the case of a default unless Grantor has entered into new Leases covering all of the premises of the Leases being terminated or surrendered or unless specifically permitted under any Existing Leases or Leases hereafter entered into in accordance with the terms hereof, or (iii) modify or amend any Leases in any material way or reduce the rent (unless any such Lease following such modification, amendment or reduction shall remain in compliance with the

Leasing Guidelines), or (iv) unless the tenants remain liable under the Leases, consent to an assignment of the tenant’s interest or to a subletting of any of the Leases, or (v) accept payment of advance rents in an amount in excess of one month’s rent under any Lease. In the event that (i) Grantor has delivered to Beneficiary a written request for Beneficiary’s approval of a Lease or other leasing matter together with a summary of the business terms of such Lease or other leasing matter by a method which provides evidence of delivery, such as certified mail or a recognized national overnight delivery service, (ii) Beneficiary has failed to respond to such request within five (5) business days after Beneficiary’s receipt of such request, and (iii) Grantor has delivered to Beneficiary a second copy of such request by such a method, then, if Beneficiary has failed to respond to such second request within five (5) business days after Beneficiary’s receipt of such request, such request shall be deemed approved, provided that each such request included a legend prominently displayed at the top of the first page thereof in solid capital letters in bold face type of a font size not less than twelve (12) as follows: “WARNING: PURSUANT TO SECTION 53 OF THE DEED OF TRUST, YOU WILL BE DEEMED TO HAVE APPROVED THIS REQUEST IF YOU DO NOT RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT.”

(d) Grantor shall not, without the express written consent of Beneficiary enter into any options to purchase the Property.

5.4 SUBORDINATE LEASES. Each Lease hereafter entered into affecting the Property shall be absolutely subordinate to the lien of this Deed of Trust and shall also contain a provision, satisfactory to Beneficiary, to the effect that (a) Beneficiary may elect to make such Lease superior to the lien of this Deed of Trust and (b) in the event of the judicial or non judicial foreclosure of the Property, at the election of the acquiring foreclosure purchaser, the particular Lease shall not be terminated and the tenant shall attorn to the purchaser subject to the terms of such Lease. If requested to do so, the tenant shall agree to enter into a new Lease for the balance of the term upon the same terms and conditions. If Beneficiary requests, Grantor shall cause a tenant or tenants to enter into subordination and attornment agreements or nondisturbance agreement with Beneficiary on forms which have been approved by Beneficiary and Beneficiary shall negotiate such forms in good faith at Grantor’s cost, including payment of the reasonable fees of Beneficiary’s counsel. In addition, Beneficiary agrees to provide a nondisturbance agreement to any tenant (and to negotiate such agreement in good faith at Grantor’s cost, including payment of the reasonable fees of Beneficiary’s counsel), provided that such tenant’s Lease is approved by Beneficiary. Following the date hereof, Grantor shall request and use reasonable efforts to obtain a subordination, nondisturbance and attornment agreement on forms which have been approved by Beneficiary from each tenant under a Lease in effect on the date hereof who has not yet provided such an agreement.

5.5 MANAGEMENT FEES. Grantor covenants and agrees that all contracts and agreements relating to the Property requiring the payment of management fees or other similar compensation shall (i) provide that the obligation will not be enforceable against Beneficiary and (ii) be subordinate to the lien of this Deed of Trust. Beneficiary will be provided evidence of Grantor’s compliance with this Section upon request.

ARTICLE 6

ENVIRONMENTAL HAZARDS

6.1 REPRESENTATIONS AND WARRANTIES. Grantor hereby represents, warrants, covenants and agrees to and with Beneficiary that (i) except as may be disclosed in the Initial Environmental Report (as defined in the Indemnity Agreement), neither Grantor nor, to the best of Grantor’s knowledge, after due inquiry, any tenant, subtenant or occupant of the Property, has at any time placed, suffered or permitted the presence of any Hazardous Materials (as defined in Section 6.5) at, on, under, within or about the Property except as expressly approved by Beneficiary in writing; (ii) except as may be disclosed in the Initial Environmental Report, to the best knowledge of Grantor, all operations or activities upon the Property, and any use or occupancy of the Property by Grantor, and any tenant, subtenant or occupant of the Property are presently and shall in the future be in compliance with all Requirements of Environmental Laws (as defined in Section 6.6); (iii) Grantor will use best efforts to assure that any tenant, subtenant or occupant of the Property shall in the future be in compliance with all Requirements of Environmental Laws; (iv) except as may be disclosed in the Initial Environmental Report, Grantor does not know of, and has not received, any written or oral notice or other communication from any person or entity (including, without limitation, a governmental entity) relating to Hazardous Materials or Remedial Work pertaining thereto, of possible liability of any person or entity pursuant to any Requirements of Environmental Laws, other environmental conditions in connection with the Property, or any actual administrative or judicial proceedings in connection with any of the foregoing; (v) Grantor shall not do (and shall use its best efforts not to allow any tenant or other user of the Property to do) any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any person or entity (whether on or off the Property), impairs or may impair the value of the Property, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to the Property; and (vi) Grantor has truthfully and fully provided to Beneficiary, in writing, any and all information relating to environmental conditions in, on, under or from the Property that is known to Grantor and that is contained in Grantor’s files and records, including, without limitation, any reports relating to Hazardous Materials in, on, under or from the Property and/or to the environmental condition of the Property.

6.2 REMEDIAL WORK. In the event any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal or other remedial work (collectively, the “Remedial Work”) is required under any Requirements of Environmental Laws, Grantor shall perform or cause to be performed the Remedial Work in compliance with the applicable law, regulation, order or agreement. All Remedial Work shall be performed by one or more contractors, selected by Grantor and approved in advance in writing by Beneficiary, and under the supervision of a consulting engineer, selected by Grantor and approved in advance in writing by Beneficiary. All costs and expenses of Remedial Work shall be paid by Grantor including, without limitation, the charges of the contractor(s) and/or the consulting engineer, and Beneficiary’s reasonable attorneys’, architects’ and/or consultants’ fees and costs incurred in connection with monitoring or review of the Remedial Work. In the event Grantor shall fail to timely commence, or cause to be commenced, or. fail to diligently prosecute to completion, the Remedial Work, Beneficiary may, but shall not be required to, cause such Remedial Work to be performed, subject to the provisions of Sections 11.5 and 11.6.

6.3 ENVIRONMENTAL SITE ASSESSMENT. Beneficiary shall have the right, at any time and from time to time, to undertake an environmental site assessment on the Property, including any testing that Beneficiary may determine, in its sole discretion, is necessary, or desirable to ascertain the environmental condition of the Property and the compliance of the Property with Requirements of Environmental Laws. Any such assessment and/or testing shall be at the sole expense of Grantor if an Event of Default has occurred and is continuing or if Beneficiary reasonably believes that Hazardous Materials are present in, on, under or from the Property. Grantor shall cooperate fully with Beneficiary and its consultants performing such assessments and tests.

6.4 UNSECURED OBLIGATIONS. No amounts which may become owing by Grantor to Beneficiary under this Article 6 or under any other provision of this Deed of Trust as a result of a breach of or violation of this Article 6 shall be secured by this Deed of Trust. The obligations shall continue in full force and effect and any breach of this Article 6 shall constitute a default under this Deed of Trust. The lien of this Deed of Trust shall not secure (1) any obligations evidenced by or arising under the Indemnity Agreement (“Unsecured Obligations”), or (ii) any other obligations to the extent that they are the same or have the same effect as any of the Unsecured Obligations. The Unsecured Obligations shall continue in full force, and any breach or default of any such obligations shall constitute a breach or default under this Deed of Trust but the proceeds of any foreclosure sale shall not be applied against Unsecured Obligations. Nothing in this Section shall in any way limit or otherwise affect the right of Beneficiary to obtain a judgment in accordance with applicable law for any deficiency in recovery of all obligations that are secured by this Deed of Trust following foreclosure, notwithstanding that the deficiency judgment may result from diminution in the value of the Property by reason of any event or occurrence pertaining to Hazardous Materials or any Requirements of Environmental Laws.

6.5 HAZARDOUS MATERIALS. “Hazardous Materials shall include without limitation:

(a) Those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” or “solid waste” in the Comprehensive Environmental Response Compensation and Liability Act of 1980 (as amended), 42 U.S.C. Sections 9601 et seq., the Resource Conservation and Recovery Act of 1976 (as amended), 42 U.S.C. Sections 6901 et seq. (“RCRA”), and the Hazardous Materials Transportation Act (as amended), 49 U.S.C. Sections 1501 et. seq., and in the regulations promulgated pursuant to said laws, all as amended;

(b) Those substances listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101 and amendments thereto) listed in Table 302.4 – List of Hazardous Substances and Reportable Quantities (40 CFR Part 302 and amendments thereto) or listed in the List of Extremely Hazardous Substances and Their Threshold Planning Quantities (40 CFR Part 355, App. A, and amendments thereto);

(c) Any material, waste or substance which is (A) petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel, or any mixture thereof, (B) asbestos, (C) polychlorinated biphenyls, (D) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. § 1251 et seq. (33 U.S.C. § 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. § 1317), (E) a chemical substance or mixture regulated under the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq., (F) flammable explosives, (G) radioactive materials, (H) unexploded ordinance, (I) pesticides, fungicides, insecticides or rodenticides, or (J) a hazardous air pollutant that is or may be listed under § 112 of the Clean Air Act, as amended, 42 U.S.C. §§ 7401 et seq. (42 U.S.C. § 7412);

(d) Any material, waste or substance that is included within and regulated by Title 8 of District of Columbia Official Code (2001), as amended; and

(e) Such other substances, materials and wastes which are or become regulated as hazardous or toxic under applicable local, state or federal law, or the United States government, or which are classified as hazardous or toxic under federal, state, or local laws or regulations, and any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the environment or human health or safety.

6.6 REQUIREMENTS OF ENVIRONMENTAL LAWS. “Requirements of Environmental Laws” means all requirements of environmental, ecological, health, or industrial hygiene laws or regulations or rules of common law related to the Property, including, without limitation, all requirements imposed by any environmental permit, law, rule, order, or regulation of any federal, state, or local executive, legislative, judicial, regulatory, or administrative agency, which relate to (i) exposure to Hazardous Materials; (ii) pollution or protection of the air, surface water, ground water, land; (iii) solid, gaseous, or liquid waste generation, treatment, storage, disposal, or transportation; or (iv) regulation of the manufacture, processing, distribution and commerce, use, or storage of Hazardous Materials.

ARTICLE 7

CASUALTY, CONDEMNATION AND RESTORATION

7.1 GRANTOR’S REPRESENTATIONS. Grantor represents and warrants as follows:

(a) Except as expressly approved by Beneficiary in writing, no casualty or damage to any part of the Property which would cost more than $50,000 to restore or replace has occurred which has not been fully restored or replaced.

(b) No part of the Property has been taken in condemnation or other similar proceeding or transferred in lieu of condemnation, nor has Grantor received notice of any proposed condemnation or other similar proceeding affecting the Property.

(c) There is no pending proceeding for total or partial condemnation of the Property.

7.2 RESTORATION.

(a) Grantor shall give prompt written notice of any casualty to the Property to Beneficiary whether or not required to be insured against. The notice shall describe the nature and cause of the casualty and the extent of the damage to the Property. Grantor covenants and agrees to commence and diligently pursue to completion the Restoration.

(b) Grantor assigns to Beneficiary all Insurance Proceeds which Grantor is entitled to receive in connection with a casualty whether or not such insurance is required under this Deed of Trust. In the event of any damage to or destruction of the Property, and provided (1) an Event of Default does not currently exist, and (2) Beneficiary has determined that (i) there has not been an Impairment of the Security (as defined in Section 7.2(c)), and (ii) the repair, restoration and rebuilding of any portion of the Property that has been partially damaged or destroyed (the “Restoration”) can be accomplished in full compliance with all Requirements to the same condition, character and general utility as nearly as possible to that existing prior to the casualty and at least equal in value as that existing prior to the casualty, then the Net Insurance Proceeds shall be applied to the cost of Restoration in accordance with the terms of this Article. Beneficiary shall hold and disburse the Insurance Proceeds less the cost, if any, to Beneficiary of recovering the Insurance Proceeds including, without limitation, reasonable attorneys’ fees and expenses, and adjusters’ fees (the “Net Insurance Proceeds”) to the Restoration.

(c) For the purpose of this Article, “Impairment of the Security” shall mean any or all of the following: (i) any of the Leases covering more than 20,000 square feet existing immediately prior to the damage, destruction, condemnation or casualty shall have been cancelled, or shall contain any exercisable right to cancel as a result of the damage, destruction or casualty (and the tenant thereunder shall not have waived or be deemed to have waived such right); (ii) the casualty or damage occurs during the last year of the term of the Loan; or (iii) restoration of the Property is estimated to require more than one year to complete from the date of the occurrence.

(d) If the Net Insurance Proceeds are to be used for the Restoration in accordance with this Article, Grantor shall comply with Beneficiary’s Requirements For Restoration as set forth in Section 7.4 below. Upon Grantor’s satisfaction and completion of the Requirements For Restoration and upon confirmation that there is no Event of Default then existing, Beneficiary shall pay any remaining Restoration Funds (as defined in Section 7.4 below) then held by Beneficiary to Grantor.

(e) In the event that the conditions for Restoration set forth in this Section have not been met, Beneficiary may, at its option, apply the Net Insurance Proceeds to the reduction of the Secured Indebtedness in such order as Beneficiary may determine and Beneficiary may declare the entire Secured Indebtedness immediately due and payable, without the payment of the Prepayment Fee, as defined in the Note. After payment in full of the Secured Indebtedness, any remaining Restoration Funds shall be paid to Grantor.

7.3 CONDEMNATION.

(a) If the Property or any part of the Property is taken by reason of any condemnation or similar eminent domain proceeding, or by a grant or conveyance in lieu of condemnation or eminent domain (“Condemnation”), Beneficiary shall be entitled to all compensation, awards, damages, proceeds and payments or relief for the Condemnation (“Condemnation Proceeds”). At its option, Beneficiary shall be entitled to commence, appear in and prosecute in its own name any action or proceeding or to make any compromise or settlement in connection with such Condemnation. Grantor hereby irrevocably constitutes and appoints Beneficiary as its attorney-in-fact, which appointment is coupled with an interest, to commence, appear in and prosecute any action or proceeding or to make any compromise or settlement in connection with any such Condemnation. Notwithstanding the foregoing, so long as no Event of Default (or any event which with notice and/or the opportunity to cure would constitute an Event of Default) has occurred and is continuing, and so long as Beneficiary’s security shall not be impaired, (i) Grantor may settle any such Condemnation involving less than $325,000.00 without the consent of Beneficiary, and (ii) Grantor may negotiate for a settlement, adjustment or compromise of any such Condemnation involving $325,000.00 or more provided that the final settlement shall be subject to the written approval of Beneficiary in its sole and absolute discretion.

(b) Grantor assigns to Beneficiary all Condemnation Proceeds which Grantor is entitled to receive. In the event of any Condemnation, and provided (1) an Event of Default does not currently exist, and (2) Beneficiary has determined that (i) there has not been an Impairment of the Security, and (ii) the Restoration of any portion of the Property that has not been taken can be accomplished in full compliance with all Requirements to the same condition, character and general utility as nearly as possible to that existing prior to the taking and at least equal in value as that existing prior to the taking, then Grantor shall commence and diligently pursue to completion the Restoration. Beneficiary shall hold and disburse the Condemnation Proceeds less the cost, if any, to Beneficiary of recovering the Condemnation Proceeds including, without limitation, reasonable attorneys’ fees and expenses, and adjusters’ fees (the “Net Condemnation Proceeds”) to the Restoration.

(c) In the event the Net Condemnation Proceeds are to be used for the Restoration, Grantor shall comply with Beneficiary’s Requirements For Restoration as set forth in Section 7.4 below. Upon Grantor’s satisfaction and completion of the Requirements For Restoration and upon confirmation that there is no Event of Default then existing, Beneficiary shall pay any remaining Restoration Funds (as defined in Section 7.4 below) then held by Beneficiary to Grantor.

(d) In the event that the conditions for Restoration set forth in this Section have not been met, Beneficiary may, at its option, apply the Net Condemnation Proceeds to the reduction of the Secured Indebtedness in such order as Beneficiary may determine and Beneficiary may declare the entire Secured Indebtedness immediately due and payable, without the payment of the Prepayment Fee. After payment in full of the Secured Indebtedness, any remaining Restoration Funds shall be paid to Grantor.

7.4 REQUIREMENTS FOR RESTORATION. Unless otherwise expressly agreed in a writing signed by Beneficiary, the following are the Requirements For Restoration:

(a) If the Net Insurance Proceeds or Net Condemnation Proceeds are to be used for the Restoration, prior to the commencement of any Restoration work (the “Work”), Grantor shall provide Beneficiary (i) for its review and written approval complete plans and specifications for the Work which (A) have been approved by all required governmental authorities, (B) have been approved by an architect satisfactory to Beneficiary (the “Architect”) and (C) are accompanied by Architect’s signed statement of the total estimated cost of the Work (the “Approved Plans and Specifications”); (ii) the amount of money which Beneficiary . reasonably determines will be sufficient when added to the Net Insurance Proceeds or Condemnation Proceeds to pay the entire cost of the Restoration (collectively referred to as the “Restoration Funds”); (iii) evidence that the Approved Plans and Specifications and the Work are in compliance with all Requirements; (iv) an executed contract for construction with a contractor satisfactory to Beneficiary (the “Contractor”) in a form approved by Beneficiary in writing; and (v) if reasonably requested by Beneficiary, a surety bond and/or guarantee of payment with respect to the completion of the Work. The bond or guarantee shall be satisfactory to Beneficiary in form and amount and shall be signed by a surety or other entities who are acceptable to Beneficiary.

(b) Grantor shall not commence the Work, other than temporary work to protect the Property or prevent interference with business, until Grantor shall have complied with the requirements of subsection (a) of this Section 7.4. So long as there does not currently exist an Event of Default and the following conditions have been complied with or, in Beneficiary’s discretion, waived, Beneficiary shall disburse the Restoration Funds in increments to Grantor, from time to time as the Work progresses:

(i) Architect shall be in charge of the Work;

(ii) Beneficiary shall disburse the Restoration Funds directly or through escrow with a title company selected by Grantor and approved by Beneficiary, upon not less than ten (10) days’ prior written notice from Grantor to Beneficiary and Grantor’s delivery to Beneficiary of (A) Grantor’s written request for payment (a “Request for Payment”) accompanied by a certificate by Architect in a form satisfactory to Beneficiary which states that (a) all of the Work completed to that date has been completed in compliance with the Approved Plans and Specifications and in accordance with all Requirements, (b) the amount requested has been paid or is then due and payable and is properly a part of the cost of the Work and (c) when added to all sums previously paid by Beneficiary, the requested amount does not exceed the value of the Work completed to the date of such certificate; and (B) evidence satisfactory to Beneficiary that the balance of the Restoration Funds remaining after making the payments shall be sufficient to pay the balance of the cost of the Work. Each Request for Payment shall be accompanied by (x) waivers of liens covering that part of the Work previously paid for, if any, (y) a title search or by other evidence satisfactory to Beneficiary that no mechanic’s or materialmen’s liens or other similar liens for labor or materials supplied in connection with the Work have been filed against the Property and not discharged of record, and (z) an endorsement to Beneficiary’s title policy insuring that no encumbrance exists on or affects the Property other than the Permitted Exceptions; and

(iii) The final Request for Payment shall be accompanied by (A) a final certificate of occupancy or other evidence of approval of appropriate governmental authorities for the use and occupancy of the Improvements, (B) evidence that the Restoration has been completed in accordance with the Approved Plans and Specifications and all Requirements, (C) evidence that the costs of the Restoration have been paid in full,, and (D) evidence that no mechanic’s or similar liens for labor or material supplied in connection with the Restoration are outstanding against the Property, including final waivers of liens covering all of the Work and an endorsement to Beneficiary’s title policy insuring that no encumbrance exists on or affects the Property other than the Permitted Exceptions.

(iv) If (A) within sixty (60) days after the occurrence of any damage, destruction or condemnation requiring Restoration, Grantor fails to submit to Beneficiary and receive Beneficiary’s approval of plans and specifications or fails to deposit with Beneficiary the additional amount necessary to accomplish the Restoration as provided in subparagraph (a) above, or (B) after such plans and specifications are approved by all such governmental authorities and Beneficiary, Grantor fails to commence promptly or diligently continue to completion the Restoration, or (C) Grantor becomes delinquent in payment to mechanics, materialmen or others for the costs incurred in connection with the Restoration, or (D) there exists an Event of Default, then, in addition to all of the rights herein set forth and after ten (10) days’ written notice of the non-fulfillment of one or more of these conditions, Beneficiary may apply the Restoration Funds to reduce the Secured Indebtedness in such order as Beneficiary may determine, and at Beneficiary’s option and in its sole discretion, Beneficiary may declare the Secured Indebtedness immediately due and payable together with the Prepayment Fee.

ARTICLE 8

REPRESENTATIONS OF GRANTOR

8.1 ERISA. Grantor hereby represents, warrants and agrees that: (i) it is acting on its own behalf and that it is not an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as a “Plan”); (ii) Grantor’s assets do not constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation Section 2510.3-101; and (iii) it will not be reconstituted as a Plan or as an entity whose assets constitute “plan assets.”

8.2 NON-RELATIONSHIP. Neither Grantor nor, to Grantor’s knowledge, any person who is a Grantor’s Constituent (as defined in Section 8.3) is (i) a director or officer of Metropolitan Life Insurance Company (“MetLife”), (ii) a parent, son or daughter of a director or officer of MetLife, or a descendent of any of them, (iii) a stepparent, adopted child, stepson or stepdaughter of a director or officer of MetLife, or (iv) a spouse of a director or officer of MetLife.

8.3 NO ADVERSE CHANGE. Grantor represents and warrants that:

(a) There has been no material adverse change from the conditions shown in the application submitted for the Loan by Grantor (the “Application”) or in the materials submitted in connection with the Application in the credit rating or financial condition of Grantor or the Liable Parties or, to the best knowledge of Grantor, any entity which is a general partner, shareholder or member of Grantor (collectively, “Grantor’s Constituents”).

(b) Grantor has delivered to Beneficiary true, and correct copies of all Grantor’s organizational documents and except as expressly approved by Beneficiary in writing, there have been no changes in Grantor’s Constituents since the date that the Application was executed by Grantor.

(c) Neither Grantor, nor any of Grantor’s Constituents, is involved in any bankruptcy, reorganization, insolvency, dissolution or liquidation proceeding, and to the best knowledge of Grantor, no such proceeding is contemplated or threatened.

(d) Grantor has received reasonably equivalent value for the granting of this Deed of Trust.

8.4 FOREIGN INVESTOR. Neither Grantor nor any partner, member or stockholder of Grantor is a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended.

ARTICLE 9

EXCULPATION AND LIABILITY

9.1 LIABILITY OF GRANTOR.

(a) Upon the occurrence of an Event of Default, except as provided in this Section 9.1, Beneficiary will look solely to the Property and the security under the Loan Documents for the repayment of the Loan and will not enforce a deficiency judgment against Grantor. However, nothing contained in this section shall limit the rights of Beneficiary to enforce any policies of insurance or to proceed against Grantor and the general partners of Grantor, if any, and/or the Liable Parties or any one or more of them (i) to enforce any Leases entered into by Grantor or its affiliates as tenant, guarantees, or other agreements entered into by Grantor in a capacity other than as borrower; (ii) to recover damages for fraud, material misrepresentation, material breach of warranty or waste committed by Grantor or any constituent thereof; (iii) to recover any Condemnation Proceeds or Insurance Proceeds or other similar funds which have been misapplied by Grantor or which, under the terms of the Loan Documents, should have been paid to Beneficiary; (iv) to recover any tenant security deposits, tenant letters of credit or other deposits or refundable fees paid to Grantor that are part of the collateral for the Loan or prepaid rents for a period of more than 30 days which have not been delivered to Beneficiary unless applied in accordance with the Leases prior to an Event of Default; (v) to recover Rents and Profits received by Grantor after the first day of the month in which an Event of Default occurs and prior to the date Beneficiary acquires title to the Property which have not been applied to the Loan or in accordance with the Loan Documents to operating and maintenance expenses of the Property; (vi) to recover damages, costs and expenses arising from, or in connection with, any breach of a covenant contained in Article 6 hereof or the Indemnity Agreement; (vii) to recover any amount expended by Beneficiary in connection with a foreclosure or trustee’s sale hereunder, (viii) to recover damages arising from Grantor’s failure to comply with Section 8.1 of this Deed of Trust pertaining to ERISA; and/or (ix) to recover damages, costs and expenses arising from, or in connection with, Grantor’s failure to pay any Impositions or Premiums.

(b) The limitation of liability set forth in this Section 9.1 shall not apply and the Loan shall be fully recourse in the event that prior to the indefeasible payment in full of the Secured Indebtedness (i) Grantor commences a voluntary bankruptcy or insolvency proceeding or (ii) an involuntary bankruptcy or insolvency proceeding is commenced against Grantor and Grantor or any related party has directly or indirectly encouraged, participated with, or colluded with the parties filing such involuntary bankruptcy or insolvency proceeding to file such proceeding. In addition, this agreement shall not waive any rights which Beneficiary would have under any provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Secured Indebtedness or to-require that the Property shall continue to secure all of the Secured Indebtedness.

ARTICLE 10

CHANGE IN OWNERSHIP, CONVEYANCE OF PROPERTY

10.1 CONVEYANCE OF PROPERTY, CHANGE IN OWNERSHIP AND COMPOSITION.

(a) Grantor shall not cause or permit: (i) the Property, or any interest in the Property, to be conveyed, transferred, assigned, encumbered (except for Permitted Exceptions), sold or otherwise disposed of, or (ii) any transfer, assignment or conveyance of any interest in Grantor or in the partners, or stockholders, or members or beneficiaries of, Grantor or of any of Grantor’s Constituents; or (iii) any merger, reorganization, dissolution or other change in the ownership structure of Grantor or any of the. members of Grantor, including, without limitation, any conversion of Grantor or any member of Grantor from a limited liability company to a general partnership, limited partnership, or a limited liability partnership, or vice-versa (collectively, “Transfers”).

(b) The prohibitions on transfer shall not be applicable to (i) Transfers as a result of the death of a natural person; or (ii) Transfers in connection with estate planning between or among a revocable trust or a natural person to a spouse, son or daughter or descendant of either, a stepson or stepdaughter or descendant of either; or (iii) Transfers to or from a spouse in connection with the dissolution of a marriage, so long as Grantor pays to Beneficiary all costs and expenses incurred by Beneficiary in connection with any proposed Transfer pursuant to the preceding clauses (i), (ii), or (iii), if any, including without limitation title insurance premiums, documentation and recording costs, and reasonable attorneys’ costs and fees.

(c) Notwithstanding the foregoing, transfers to or among the constituent members of Grantor or the constituent owners of any of Grantor’s Constituents shall be permitted without the consent of Beneficiary provided that (i) there shall not then be a default or Event of Default hereunder or under any of the other Loan Documents, or the Guaranty or the Indemnity Agreement or any event which would, after the passage of time or the giving of notice, or both, constitute such a default; (ii) Beacon Capital Strategic Partners II, L.P., a Delaware limited partnership (“BCSP II”) maintains at least a 48.02% ownership interest in Grantor, either directly or through intermediate entities; (iii) BCSP 11 retains the sole right and power to direct or cause the direction of the management and policies of Grantor; (iv) the entity that comprises Grantor after the completion of such transfers shall be able to and shall make the warranties set forth in Sections 8.1, 8.2 and 8.4 hereof; (v) Grantor notifies Beneficiary of any such transfer and provides any information Beneficiary may reasonably require in connection therewith (provided, however, that with respect to transfers of interests in those Grantor’s Constituents that are not affiliated with BCSP II, Grantor shall notify Beneficiary of such transfer and provide such information to Beneficiary when Grantor is notified of such transfer and obtains such information), and (vi) Grantor pays to Beneficiary a $5,000.00 processing fee and any other reasonable out-of-pocket costs and expenses incurred by Beneficiary in connection with any transfer or transfers in a single transaction, including document costs, if any, and reasonable attorneys’ fees. In addition, notwithstanding Subsections 10.1(a)(ii) and 10.1(a)(iii) above, the Beacon Lender (as hereafter defined), which is an affiliate of Grantor and whose ownership interests are owned (directly or indirectly) by the same entity that owns the ownership interests in 1201 Equity LLC, a Delaware limited liability company (“Beacon Sub”), may be admitted as a non-managing member of Grantor without the consent of Beneficiary provided that conditions (i) through (vi) of this Subsection 10.1(c) are satisfied and that all of the ownership interests in Beacon Lender are held (directly or indirectly) by the same entity that owns the ownership interests in Beacon Sub. In addition, notwithstanding anything to the contrary contained herein, transfers or issuance of stock in BCSP II Washington Properties, Inc., a Maryland corporation (“Washington Properties”) and the sole member of Beacon Sub, shall be permitted without the consent of Beneficiary provided that conditions (ii), (iii) and (iv) of this Subsection 10.1(c) are satisfied and provided that BCSP II continues to own at least 98% of the stock of Washington Properties. Furthermore, notwithstanding Subsections 10.1(a)(ii) and 10.1(a)(iii) above, the members of Grantor and the owners of any of Grantor’s Constituents that are not affiliated with BCSP II shall be permitted to transfer their direct or indirect interests in Grantor to a party or parties that are not members of Grantor or owners of any of Grantor’s Constituents as of the date hereof without the consent of Beneficiary provided that: (1) conditions (i) through (vi) of this Subsection 10.1(c) are satisfied and (II) on the first date that more than twenty percent (20%) of such ownership interests (direct or indirect) in Grantor in the aggregate are transferred in one or more transactions, Grantor shall pay to Beneficiary a transfer fee equal to one one-hundredth of one percent (0.01%) of the outstanding principal balance of the Loan for each percentage point of such ownership interest (direct or indirect) in Grantor being transferred that is in excess of such aggregate twenty percent (20%) ownership interest threshold. As an example of the foregoing, if in one transaction or over several transactions, thirty percent (30%) of the direct or indirect ownership interests in Grantor that are not affiliated with BCSP II in the aggregate are transferred, then Grantor will be required to pay a transfer fee equal to ten (10) basis points (or 0.10%) of the outstanding principal balance of the Loan at the time the last such transfer occurs; if, subsequently, an additional five percent (5%) of the direct or indirect ownership interests in Grantor that are not affiliated with BCSP II are transferred, then Grantor will be required to pay an additional transfer fee equal to five (5) basis points (or 0.05%) of the outstanding principal balance of the Loan at the time such transfer occurs. Any such transfer will not relieve Grantor of its obligations under the Note or any of the other Loan Documents or the obligations of the Liable Parties under the Guaranty or the Indemnity Agreement. For purposes hereof, the term “Beacon Lender” shall mean TZO Lending LLC, a Delaware limited liability company, and/or 1215 ESDI, LLC, a Delaware limited liability company, as applicable, and their respective successors and permitted assigns.

(d) In addition, at any time on or after July 1, 2004, the original named Grantor shall have a one-time right to transfer the Property (subject to the Loan), either directly, by a transfer of all or substantially all of the ownership interests in Grantor or by a transfer of all or substantially all of the ownership interests in Grantor owned (directly or indirectly) by BCSP 11, to a third party provided that (i) there shall not then be an Event of Default hereunder; (ii) Grantor obtains Beneficiary’s written approval of the proposed third party transferee, which approval shall not be unreasonably withheld, conditioned or delayed provided that the criteria set forth in this Subsection 10.1(d) are met; (iii) the third party transferee shall be experienced in the ownership, management and leasing of properties similar to the Property; (iv) the third party transferee shall. have both a controlling and managing equity interest of real estate assets with an aggregate market value of not less than Six Hundred Million Dollars ($600,000,000.00) in the normal course of business; (v) the third party transferee shall be able to and shall make the warranties set forth in Sections 8.1, 8.2 and 8.4 hereof; (vi) the unpaid principal balance of the Loan shall not exceed sixty-five percent (65%) of the value of the Property based upon a bona fide sales price; (vii) in the opinion of Beneficiary, the annual net operating income during the then upcoming 12-month period to be derived from the Property at the time of the transfer (as calculated pursuant to space leases with tenants who are in actual occupancy, pay rent on a current basis, and are not in default) shall be at least two hundred fifty percent (250%) of the aggregate amount of monthly installments due under the Note and any subordinate financing (with all accrued obligations thereunder being treated as currently due); (viii) Grantor or the transferee shall pay to Beneficiary a fee equal to one percent (1%) of the outstanding principal balance of the Loan at the time of the transfer; (ix) another party or parties acceptable to Beneficiary shall execute agreements similar to the Indemnity Agreement and the Guaranty with respect to events arising or occurring from and after the date of the transfer, in a form and manner satisfactory to Beneficiary in its sole and absolute discretion, which additional party or parties shall have in the aggregate a net worth of not less than One Hundred Million Dollars ($100,000,000.00); (x) the third party transferee shall expressly assume all obligations of Grantor under the Loan Documents and the Indemnity Agreement in a manner satisfactory to Beneficiary, in its sole and absolute discretion; (xi) if the Loan has been securitized, Beneficiary shall have received confirmation that the assumption of the Loan by the transferee will not result in an adverse change in the rating of the Securities by the Rating Agency (as such terms are defined in Section 3.1(b)); and (xii) Grantor or such transferee shall .pay all costs and expenses incurred by Beneficiary in connection with the transfer, including title insurance premiums, documentation costs and reasonable attorneys’ fees. Any such transfer will not relieve Grantor of its obligations under the Note, any of the Loan Documents or the Indemnity Agreement or the obligations of the Liable Parties under the Guaranty and the Indemnity Agreement arising prior to the date of the transfer. The inclusion of a reference to subordinate financing in clause (vii) above shall not be construed as a consent by Beneficiary to any such subordinate financing, except as permitted in Section 10.2; any such consent may be granted or withheld in Beneficiary’s sole and absolute discretion. In determining the loan to value ratio and the debt service coverage ratio for purposes of clauses (vi) and (vii) above, the unpaid principal balance of, and the payments required or accrued under, the Second Loan and the Third Loan (as such terms are defined in Section 10.2) shall be disregarded.

10.2 PROHIBITION ON SUBORDINATE FINANCING.

(a) Except as set forth below in this Section, Grantor shall not incur or permit the incurring of (i) any financing (other than equipment leases) in addition to the Loan that is secured by a lien, security interest or other encumbrance of any part of the Property or (ii) any pledge or encumbrance of any constituent who is a controlling member of Grantor of its interest in Grantor.

(b) Notwithstanding the foregoing, Beacon Lender shall be permitted to hold the Second Loan and Third Loan (as such terms are defined in that certain Subordination and Standstill Agreement of even date herewith (the “Standstill Agreement”) by and among Grantor, Beneficiary, and Beacon Lender, which is being recorded concurrently herewith), subject to all of the terms and provisions of the Standstill Agreement.

10.3 RESTRICTIONS ON ADDITIONAL OBLIGATIONS. During the term of the Loan, Grantor shall not, without the prior written consent of Beneficiary, become liable with respect to any indebtedness or other obligation except for (i) the Loan, the Second Loan, the Third Loan and equipment leases, (ii) Leases entered into in the ordinary course of owning and operating the Property for the Use, (iii) other liabilities incurred in the ordinary course of owning and operating the Property for the Use but excluding any loans or borrowings, (iv) liabilities or indebtedness disclosed in writing to and approved by Beneficiary on or before the Execution Date, and (v) any other single item of indebtedness or liability which does not exceed $65,000.00 or, when aggregated with other items of indebtedness or liability, does not exceed $325,000.00.

10.4 STATEMENTS REGARDING OWNERSHIP. Grantor agrees to submit or cause to be submitted to Beneficiary within thirty (30) days after December 31st of each calendar year during the term of this Deed of Trust and ten (10) days after any written request by Beneficiary, a sworn, notarized certificate, signed by an authorized (i) individual who is Grantor or one of the individuals comprising Grantor, (ii).member of Grantor, (iii) partner of Grantor or (iv) officer of Grantor, as the case may be, stating since the date hereof or the last statement given hereunder (as the case may be) whether (x) any part of the Property, or any interest in the Property, has been conveyed, transferred, assigned, encumbered (other than Permitted Exceptions), or sold, and if so, to whom; (y) any conveyance, transfer, pledge or encumbrance of any interest in Grantor has been made by Grantor and if so, to whom; or (z) there has been any change in the individual(s) comprising Grantor or in the partners, members, stockholders or beneficiaries of Grantor from those on the Execution Date, and if so; a description of such change or changes.

ARTICLE 11

DEFAULTS AND REMEDIES

11.1 EVENTS OF DEFAULT. Any of the following shall be deemed to be a material breach of Grantor’s covenants in this Deed of Trust and shall constitute a default (“Event of Default”):

(a) The failure of Grantor to pay any installment of principal, interest or principal and interest, any required escrow deposit or any other sum required to be paid under any Loan Document, whether to Beneficiary or otherwise, within seven (7) days of the due date of such payment;

(b) The failure of Grantor to perform or observe any other term, provision, covenant, condition or agreement under any Loan Document for a period of more than thirty (30) days after receipt of notice of such failure or such longer period as is necessary to cure such failure in the exercise of due diligence, but in no event longer than ninety (90) days from the receipt of notice of such failure, provided Grantor commences the cure within the initial thirty (30) day period and continuously pursues such cure to completion;

(c) The filing by Grantor or one of the Liable Parties (an “Insolvent Entity”) of a voluntary petition or application for relief in bankruptcy, the filing against an Insolvent Entity of an involuntary petition or application for relief in bankruptcy which is not dismissed within ninety (90) days, or an Insolvent Entity’s adjudication as a bankrupt or insolvent, or the filing by an Insolvent Entity of any petition, application for relief or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law, code or regulation relating to bankruptcy, insolvency or other relief for debtors, or an Insolvent Entity’s seeking or consenting to or acquiescing in the appointment of any trustee, custodian, conservator, receiver or liquidator of an Insolvent Entity or of all or any substantial part of the Property or of any or all of the Rents and Profits, or the making by an Insolvent Entity of any general assignment for the benefit of creditors, or the admission in writing by an Insolvent Entity of its inability to pay its debts generally as they become due;

(d) If any warranty, representation, certification, financial statement or other information made or furnished at any time pursuant to the terms of the Loan Documents by Grantor, or by any person or entity otherwise liable under any Loan Document, shall be materially, false or misleading, and the failure of Grantor to cure such breach within thirty (30) days after receipt of notice of such breach or such longer period as is necessary to cure such breach in the exercise of due diligence, but in no event longer than ninety (90) days from the receipt of notice of such breach, provided Grantor commences the cure within the initial thirty (30) day period and continuously pursues such cure to completion;

(e) If Grantor shall suffer or permit the Property, or any part of the Property, to be used in a manner that might (1) impair Grantor’s title to the Property; (2) create rights of adverse use or possession, or (3) constitute an implied dedication of any part of the Property;

(f) If Liable Parties shall default under the Guaranty;

(g) If Grantor or Liable Parties shall default under the Indemnity Agreement beyond any applicable periods of notice and/or grace set forth therein; or

(h) If Grantor or Beacon Lender shall default under the Standstill Agreement beyond any applicable periods of notice and/or grace set forth therein.

11.2 REMEDIES UPON DEFAULT. Upon the happening of an Event of Default the Secured Indebtedness shall, at the option of Beneficiary, become immediately due and payable, without further notice or demand, and Beneficiary may undertake any one or more of the following remedies:

(a) Foreclosure. Institute a foreclosure action in accordance with the law of the State, or take any other action as may be allowed, at law or in equity, for the enforcement of the Loan Documents and realization on the Property or any other security afforded by the Loan Documents. In the case of a judicial proceeding, Beneficiary may proceed to final judgment and execution for the amount of the Secured Indebtedness owed as of the date of the judgment, together with all costs of suit, reasonable attorneys’ fees and interest on the judgment at the maximum rate permitted by law from the date of the judgment until paid. If Beneficiary is the purchaser at the foreclosure sale of the Property, the foreclosure sale price shall be applied against the total amount due Beneficiary. At any foreclosure sale, such portion of the Property as is offered for sale may, at Beneficiary’s option, be offered for sale for one total price, and the proceeds of such sale accounted for in one account without distinction between the items of security or without assigning to them any proportion of such proceeds, Grantor hereby waiving the application of any doctrine of marshaling. If less than all of the Property is sold at foreclosure and any of the Secured Indebtedness remains outstanding after the sale proceeds are applied thereto, this Deed of Trust shall continue as a lien on the Property remaining unsold, and Beneficiary may at any time thereafter direct Trustee to sell the same as provided above; and/or

(b) Power of Sale. Institute a non judicial foreclosure proceeding in compliance with applicable law in effect on the date foreclosure is commenced for Trustee to sell the Property either as a whole or in separate parcels as Beneficiary may determine at public sale or sales to the highest bidder for cash, in order to pay the Secured Indebtedness. If the Property is sold as separate parcels, Beneficiary may direct the order in which the parcels are sold. Trustee shall deliver to the purchaser a trustee’s deed or deeds without covenant or warranty, express or implied. Trustee may postpone the sale of all or any portion of the Property by public announcement at the time and place of sale, and from time to time may further postpone the sale by public announcement in accordance with applicable law; and/or

(c) Entry. Enter into possession of the Property, lease the Improvements, collect all Rents and Profits and, after deducting all costs of collection and administration expenses, apply the remaining Rents and Profits in such order and amounts as Beneficiary, in Beneficiary’s sole discretion, may elect to the payment of Impositions, operating costs, costs of maintenance, restoration and repairs, Premiums and other charges, including, but not limited to, costs of leasing the Property and fees and costs of counsel and receivers and in reduction of the Secured Indebtedness; and/or

(d) Receivership. Have a receiver appointed to enter into possession of the Property, lease the Property, collect the Rents and Profits and apply them as the appropriate court may direct. Beneficiary shall be entitled to the appointment of a receiver without the necessity of proving either the inadequacy of the security or the insolvency of Grantor or any of the Liable Parties. Grantor and Liable Parties shall be deemed to have consented to the appointment of the receiver. The collection or receipt of any the Rents and Profits by Beneficiary or any receiver shall not affect or cure any Event of Default Beneficiary’s rights hereunder include all rights and powers permitted under the laws of the State.

11.3 APPLICATION OF PROCEEDS OF SALE. In the event of a sale of the Property pursuant to Section 11.2 of this Deed of Trust, to the extent permitted by law, Beneficiary shall determine in its sole discretion the order in which the proceeds from the sale shall be applied to the payment of the Secured Indebtedness, including without limitation, the expenses of the sale and of all proceedings in connection with the sale, including reasonable attorneys’ fees and expenses; Impositions, Premiums, liens, and other charges and expenses; the outstanding principal balance of the Secured Indebtedness; any accrued interest; any Prepayment Fee; and any other amounts owed under any of the Loan Documents.

11.4 WAIVER OF JURY TRIAL. To the fullest extent permitted by law, Grantor and Beneficiary HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY in any action, proceeding and/or hearing on any matter whatsoever arising out of, or in any way connected with, the Note, this Deed of Trust or any of the Loan Documents, or the enforcement of any remedy under any law, statute, or regulation. Neither party will seek to consolidate any such action in which a jury has been waived, with any other action in which a jury trial cannot or has not been waived. Each party has received the advice of counsel with respect to this waiver.

11.5 BENEFICIARY’S RIGHT TO PERFORM GRANTOR’S OBLIGATIONS. Grantor agrees that, if Grantor fails to perform any act or to pay any money which Grantor is required to perform or pay under the Loan Documents, Beneficiary may make the payment or perform the act at the cost and expense of Grantor and in Grantor’s name or in its own name. Any money paid by Beneficiary under this Section 11.5 shall be reimbursed to Beneficiary in accordance with Section 11.6.

11.6 BENEFICIARY REIMBURSEMENT. All payments made, or funds expended or advanced by Beneficiary pursuant to the provisions of any Loan Document, shall (1) become a part of the Secured Indebtedness, (2) bear interest at the Interest Rate (as defined in the Note) from the date such payments are made or funds expended or advanced, (3) become due and payable by Grantor upon demand by Beneficiary, and (4) bear interest at the Default Rate (as defined in the Note) from the date of such demand. Grantor shall reimburse Beneficiary within ten (10) days after receipt of written demand for such amounts.

11.7 FEES AND EXPENSES. If Beneficiary becomes a party (by intervention or otherwise) to any action or proceeding affecting, directly or indirectly, Grantor, the Property or the title thereto or Beneficiary’s interest under this Deed of Trust, or employs an attorney to collect any of the Secured Indebtedness or to enforce performance of the obligations, covenants and agreements of the Loan Documents, Grantor shall reimburse Beneficiary in accordance with Section 11.6 for all expenses, costs, charges and legal fees incurred by Beneficiary (including, without limitation, the fees and expenses of experts and consultants), whether or not suit is commenced. Notwithstanding the foregoing, Grantor shall not be required to reimburse Beneficiary for such expenses to the extent Grantor is the prevailing party in any action or other proceeding commenced by Grantor against Beneficiary.

11.8 WAIVER OF CONSEQUENTIAL DAMAGES. Grantor covenants and agrees that in no event shall Beneficiary be liable for consequential damages, and to the fullest extent permitted by law, Grantor expressly waives all existing and future claims that it may have against Beneficiary for consequential damages.

11.9 INDEMNIFICATION OF TRUSTEE. Except for gross negligence and willful misconduct, Trustee shall not be liable for any act or omission or error of judgment. Trustee may rely on any document believed by it in good faith to be genuine. All money received by Trustee shall be held in trust, but need not be segregated (except to the extent required by law), until used or applied as provided in this Deed of Trust. Trustee shall not be liable for interest on the money. Grantor shall protect, indemnify and hold harmless Trustee against all liability and expenses which Trustee may incur in the performance of its duties.

11.10 ACTIONS BY TRUSTEE. At any time, upon written request of Beneficiary and presentation of this Deed of Trust and the Note for endorsement, and without affecting the personal liability of any entity or the Liable Parties for payment of the Secured Indebtedness or the effect of this Deed of Trust upon the remainder of the Property, Trustee may take such actions as Beneficiary may request which are permitted by this Deed of Trust or by applicable law.

11.11 SUBSTITUTION OF TRUSTEE. Beneficiary has the power and shall be entitled, at any time and from time to time, to remove Trustee or any successor trustee and to appoint another trustee in the place of Trustee or any successor trustee, by an instrument recorded in the land records of the State. The recorded instrument shall be conclusive proof of the proper substitution and appointment of the successor Trustee without the necessity of any conveyance from- the predecessor Trustee.

11.12 NO REINSTATEMENT. Except as otherwise provided by applicable law, if an Event of Default shall have occurred and Beneficiary or Trustee shall have commenced to exercise any of the remedies permitted hereunder, then a tender of payment by Grantor or by anyone on behalf of Grantor of the amount necessary to satisfy all sums due hereunder, or the acceptance by Beneficiary of any such payment so tendered, shall not, without the prior consent of Beneficiary, constitute a reinstatement of the Note or this Deed of Trust.

11.13 WAIVER RELATING TO REMEDIES. Grantor (i) waives, to the full extent provided by law, any requirement that Beneficiary or Trustee present evidence or otherwise proceed before any court, clerk or other judicial or quasi judicial body before exercising the power of sale contained in this Deed of Trust and (ii) agrees that upon the occurrence of an Event of Default, neither Grantor nor anyone claiming through or under Grantor will seek to take advantage of any moratorium, reinstatement, forbearance, appraisement, valuation, stay, extension, homestead exemption or redemption law now or hereafter in force, in order to prevent or hinder the enforcement of the provisions of this Deed of Trust and hereby waives to the full extent that it may lawfully so do, the benefit of all such laws.

ARTICLE 12

GRANTOR AGREEMENTS AND FURTHER ASSURANCES

12.1 PARTICIPATION AND SALE OF LOAN.

(a) Beneficiary may sell, transfer or assign its entire interest or one or more participation interests in the Loan and the Loan Documents at any time and from time to time, including, without limitation, its rights and obligations as servicer of the Loan. Beneficiary may issue mortgage pass-through certificates or other securities. evidencing a beneficial interest in a rated or unrated public offering or private placement, including depositing the Loan Documents with a trust that may issue securities (the “Securities”). Beneficiary may forward to each purchaser, transferee, assignee, servicer, participant, or investor in such Securities (collectively, the “Investor”) or any Rating Agency rating such

Securities and each prospective Investor, all documents and information which Beneficiary now has or may hereafter acquire relating to the Secured Indebtedness and to Grantor or any Liable Parties and the Property, whether furnished by Grantor, any Liable Parties or otherwise, as Beneficiary determines necessary or desirable.

(b) Grantor will cooperate with Beneficiary and the rating agencies in furnishing such information and providing such other assistance, reports and legal opinions as Beneficiary may reasonably request in connection with any such transaction. Grantor’s obligation to cooperate with Beneficiary does not include the obligation to incur any expenses to any third parties. In addition, Grantor acknowledges that Beneficiary may release or disclose to potential purchasers or transferees of the Loan, or potential participants in the Loan, originals or copies of the Loan Documents, title information, engineering reports, financial statements, operating statements, appraisals, Leases, rent rolls, and all other materials, documents and information in Beneficiary’s possession or which Beneficiary is entitled to receive under the Loan Documents, with respect to the Loan, Grantor, Liable Parties or the Property. Grantor shall also furnish to such Investors or such prospective Investors or such Rating Agency any and all information concerning the Property, the Leases, the financial condition of Grantor or any Liable Parties as may be requested by Beneficiary, any Investor or any prospective Investor or any Rating Agency in connection with any sale, transfer or participation interest. Beneficiary shall use reasonable efforts to advise any party to whom Beneficiary provides any information provided by Grantor under this Section to keep such information confidential.

12.2 REPLACEMENT OF NOTE. Upon notice to Grantor of the loss, theft, destruction or mutilation of the Note, Grantor will execute and deliver, in lieu of the original Note, a replacement note, identical in form and substance to the Note and dated as of the Execution Date. Upon the execution and delivery of the replacement note, all references in any of the Loan Documents to the Note shall refer to the replacement note.

12.3 GRANTOR’S ESTOPPEL. Within ten (10) days after a request by Beneficiary, Grantor shall furnish an acknowledged written statement in form satisfactory to Beneficiary (i) setting forth the amount of the Secured Indebtedness, (ii) stating either that no offsets or defenses exist against the Secured Indebtedness, or if any offsets or defenses are alleged to exist, their nature and extent, (iii) whether any default then exists under the Loan Documents or any event has occurred and is continuing, which, with the lapse of time, the giving of notice, or both, would constitute such a default, and (iv) any other matters as Beneficiary may reasonably request. If Grantor does not furnish an estoppel certificate within the 10-day period, Grantor appoints Beneficiary as its attorney-in-fact to execute and deliver the certificate on its behalf, which power of attorney shall be coupled with an interest and shall be irrevocable.

12.4 FURTHER ASSURANCES. Grantor shall, without expense to Beneficiary and/or Trustee, execute, acknowledge and deliver all further acts, deeds, conveyances, mortgages, deeds of trust, assignments, security agreements, and financing statements as Beneficiary and/or Trustee shall from time to time reasonably require, to assure, convey, assign, transfer and confirm unto Beneficiary and/or Trustee the Property and rights conveyed or assigned by this Deed of Trust or which Grantor may become bound to convey or assign to Beneficiary and/or Trustee, or for carrying out the intention or facilitating the performance of the terms of this Deed of Trust or any of the other Loan Documents, or for filing, refiling, registering, reregistering, recording or rerecording this Deed of Trust. If Grantor fails to comply with the terms of this Section, Beneficiary may, at Grantor’s expense, perform Grantor’s obligations for and in the name of Grantor, and Grantor hereby irrevocably appoints Beneficiary as its attorney-in-fact to do so. The appointment of Beneficiary as attorney-in-fact is coupled with an interest.

12.5 SUBROGATION. Beneficiary shall be subrogated to the lien of any and all encumbrances against the Property paid out of the proceeds of the Loan and to all of the rights of the recipient of such payment.

ARTICLE 13

SECURITY AGREEMENT

13.1 SECURITY AGREEMENT. THIS DEED OF TRUST CREATES A LIEN ON THE PROPERTY. IN ADDITION, TO THE EXTENT THE PROPERTY IS PERSONAL PROPERTY OR FIXTURES UNDER APPLICABLE LAW, THIS DEED OF TRUST CONSTITUTES A SECURITY AGREEMENT UNDER THE DISTRICT OF COLUMBIA UNIFORM COMMERCIAL CODE (THE “U.C.C.”) AND ANY OTHER APPLICABLE LAW AND IS FILED AS A FIXTURE FILING. UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, BENEFICIARY MAY, AT ITS OPTION, PURSUE ANY AND ALL RIGHTS AND REMEDIES AVAILABLE TO A SECURED PARTY WITH RESPECT TO ANY PORTION OF THE PROPERTY, AND/OR ND/OR BENEFICIARY MAY, AT ITS OPTION, PROCEED AS TO ALL OR ANY PART OF THE PROPERTY IN ACCORDANCE WITH BENEFICIARY’S RIGHTS AND REMEDIES WITH RESPECT TO THE LIEN CREATED BY THIS DEED OF TRUST. THIS FINANCING STATEMENT SHALL REMAIN IN EFFECT AS A FIXTURE FILING UNTIL THIS DEED OF TRUST IS RELEASED OR SATISFIED OF RECORD.

13.2 REPRESENTATIONS AND WARRANTIES. Grantor warrants, represents and covenants as follows:

(a) Grantor owns the Personal Property free from any lien, security interest, encumbrance or adverse claim, except for any item of personal property which is the subject of an equipment lease and except as otherwise expressly approved by Beneficiary in writing. Grantor will notify Beneficiary of, and will protect, defend and indemnify Beneficiary against, all claims and demands of all persons at any time claiming any rights or interest in the Personal Property.

(b) The Personal Property shall not be used or bought for personal, family, or household purposes, but shall be bought and used solely for the purpose of carrying on Grantor’s business.

(c) Grantor will not remove the Personal Property without the prior written consent of Beneficiary, except the items of Personal Property which are consumed or worn out in ordinary usage shall be promptly replaced by Grantor with other Personal Property of value equal to or greater than the value of the replaced Personal Property.

13.3 CHARACTERIZATION OF PROPERTY. The grant of a security interest to Beneficiary in this Deed of Trust shall not be construed to limit or impair the lien of this Deed of Trust or the rights of Beneficiary with respect to any property which is real property or which the parties have agreed to treat as real property. To the fullest extent permitted by law, everything used in connection with the production of Rents and Profits is, and at all times and for all purposes and in all proceedings, both legal and equitable, shall be regarded as real property, irrespective of whether or not the same is physically attached to the Land and/or Improvements.

13.4 PROTECTION AGAINST PURCHASE MONEY SECURITY INTERESTS. It is understood and agreed that in order to protect Beneficiary from the effect of U.C.C. Section 28:9-334,

as amended from time to time and as enacted in the State, in the event that Grantor intends to purchase any goods which may become fixtures attached to the Property, or any part of the Property, and such goods will be subject to a purchase money security interest held by a seller or any other party:

(a) Before executing any security agreement or other document evidencing or perfecting the security interest, Grantor shall obtain the prior written approval of Beneficiary. All requests for such written approval shall be in writing and contain the following information: (i) a description of the fixtures (ii) the address at which the fixtures will be located; and (iii) the name and address of the proposed holder and proposed amount of the security interest.

(b) Grantor shall pay all sums and perform all obligations secured by the security agreement. A default by Grantor under the security agreement shall constitute a default under this Deed of Trust. If Grantor fails to make any payment on an obligation secured by a purchase money security interest in the Personal Property or any fixtures, Beneficiary, at its option, may pay the secured amount and Beneficiary shall be probated to the rights of the holder of the purchase money security interest.

(c) Beneficiary shall have the right to acquire by assignment from the holder of the security interest for the Personal Property or fixtures, all contract rights, accounts receivable, negotiable or non-negotiable instruments, or other evidence of indebtedness and to enforce the security interest as assignee.

(d) The provisions of subparagraphs (b) and (c) of this Section 13.4 shall not apply if the goods which may become fixtures are of at least equivalent value and quality as the Personal Property being replaced and if the rights of the party holding the security interest are expressly subordinated to the lien and security interest of this Deed of Trust in a manner satisfactory to Beneficiary.

ARTICLE 14

MISCELLANEOUS COVENANTS

14.1 NO WAIVER. No single or partial exercise by Beneficiary and/or Trustee, or . delay or omission in the exercise by Beneficiary and/or Trustee, of any right or remedy under the Loan Documents shall preclude, waive or limit the exercise of any other right or remedy. Beneficiary shall at all times have the right to proceed against any portion of, or interest in, the Property without waiving any other rights or remedies with respect to any other portion of the Property. No right or remedy under any of the Loan Documents is intended to be exclusive of any other right or remedy but shall be cumulative and may be exercised concurrently with or independently from any other right and remedy under any of the Loan Documents or under applicable law.

14.2 NOTICES. All notices, demands and requests given or required to be given by, pursuant to, or relating to, this Deed of Trust shall be in writing. All notices shall be deemed to have been properly given if mailed by United States registered or certified mail, with return receipt requested, postage prepaid, or by United States Express Mail or other comparable overnight courier service to the parties at the addresses set forth in the Defined Terms (or at such other addresses as shall be given in writing by any party to the others) and shall be deemed complete upon receipt or refusal to accept delivery as indicated in the return receipt or in the receipt of such United States Express Mail or courier service.

14.3 HEIRS AND ASSIGNS; TERMINOLOGY.

(a) This Deed of Trust applies to, inures to the benefit of, and binds Grantor, Beneficiary, Liable Parties and Trustee, their heirs, legatees, devisees, administrators, executors, successors and assigns. The term “Grantor” shall include both the original Grantor and any subsequent owner or owners of any of the Property. The term “Beneficiary” shall include both the original Beneficiary and any subsequent holder or holders of the Note. The term “Trustee” shall include both the original Trustee and any subsequent successor or additional trustee(s) acting under this Deed of Trust. The term “Liable Parties” shall include both the original Liable Parties and any subsequent or substituted Liable Parties.

(b) In this Deed of Trust, whenever the context so requires, the masculine gender includes the feminine and/or neuter, and the singular number includes the plural.

(c) If more than one party executes this Deed of Trust as Grantor, the obligations of such parties shall be the joint and several obligations of each of them.

14.4 SEVERABILITY. If any provision of this Deed of Trust should be held unenforceable or void, then that provision shall be separated from the remaining provisions and shall not affect the validity of this Deed of Trust except that if the unenforceable or void provision relates to the payment of any monetary sum, then, Beneficiary may, at its option, declare the Secured Indebtedness immediately due and payable.

14.5 APPLICABLE LAW. This Deed of Trust shall be construed and enforced in accordance with the laws of the State.

14.6 CAPTIONS. The captions are inserted only as a matter of convenience and for reference, and in no way define, limit, or describe the scope or intent of any provisions of this Deed of Trust.

14.7 TIME OF THE ESSENCE. Time shall be of the essence with respect to all of Grantor’s obligations under this Deed of Trust and the other Loan Documents.

14.8 NO MERGER. In the event that Beneficiary should become the owner of the Property, there shall be no merger of the estate created by this Deed of Trust with the fee estate in the Property.

14.9 NO MODIFICATIONS. This Deed of Trust may not be changed, amended or modified, except in a writing expressly intended for such purpose and executed by Grantor and Beneficiary.

14.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, Grantor has executed this Deed of Trust, or has caused this Deed of Trust to be executed by its duly authorized representative(s) as of the Execution Date.

1201 EYE STREET, N.W. ASSOCIATES LLC a Delaware limited liability company

By:	BCSP II Washington Manager LLC, a Delaware limited liability company, its Manager

	By:	Beacon Capital Strategic Partners II, L.P., a Delaware limited partnership, Majority Member

		By:	BCP Strategic Partners II, LLC, a Delaware limited liability company, its General Partner

				By:	Beacon Capital Partners. LLC, a Delaware limited liability company, its Manager

/s/ Nancy J. Broderick
Nancy J. Broderick Vice President and Treasurer

			Address:	One Federal Street, 26th Floor
Boston, Massachusetts

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF SUFFOLK: ss:

This instrument was acknowledged before me on October _24_, 2002 by Nancy J. Broderick, the Vice President and Treasurer of Beacon Capital Partners, LLC, the Manager of BCP Strategic Partners H, LLC, the General Partner of Beacon Capital Strategic Partners II, L.P., Majority Member of BCSP H Washington Manager LLC, the Manager of 1201 Eye Street, N.W. Associates LLC, as the free act and deed of said 1201. Eye Street, N.W. Associates LLC.

/s/ Patricia Ann Dennis
Notary Public

[SEAL]

My Commission expires: April 2, 2004

EXHIBIT A

PROPERTY DESCRIPTION

Lot 48 in Square 285, being a combination of lots made by 1215 Eye Street, N.W., Associates, Limited Partnership, as per plat recorded in the Office of the Surveyor for the District of Columbia in Book 176 at page 121.

EXHIBIT B

LEASING GUIDELINES

“Leasing Guidelines” shall mean the guidelines approved in writing by Beneficiary, from time to time, with respect to the leasing of the Property. The following are the initial Leasing Guidelines:

(a) All Leases shall be on the standard form of lease approved by Beneficiary in writing (as modified by commercially reasonable changes negotiated in the ordinary course);

(b) All Leases shall have an initial term of at least three (3) years but not more than ten (10) years;

(c) None of the Leases shall cover greater than or within 1,000 rentable square feet of a full floor of the Improvements;

(d) None of the Leases shall cover less than 5,000 square feet of rentable floor area;

(e) All Leases shall have an annual minimum rent and net effective rent at least equal to market rates;

(f) All net Leases shall contain provisions requiring the tenant to pay its proportionate share of operating expenses and taxes, and all other Leases shall contain provisions requiring the tenant to pay, after the first year, its proportionate share of increases in taxes and operating expenses; and

(g) No Leases shall be entered into without the written approval of Beneficiary if there exists an Event of Default.